As filed with the Securities and Exchange Commission on March 17, 2008

File No. 333-135585

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO FORM SB-2

ON

FORM S-1

REGISTRATION STATEMENT

UNDER THE

 SECURITIES ACT OF 1933

GlobalTel IP, Inc.

_______________________________________________

(Name of Small Business Issuer as Specified in its Charter)

Florida	4812	65-0958798
__________________________	_____________________	_______________________
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8000 North Federal Highway, Suite 100

Boca Raton, FL 33487

(561) 939-3300

__________________________________________

(Address and Telephone Number of

Principal Executive Offices and Principal Place of Business)

Larry M. Reid

8000 North Federal Highway, Suite 100

Boca Raton, FL 33487

(561) 922-3352

_______________________________________________________

(Name, Address and Telephone Number of Agent for Service)

___________________________

With Copies to:

Jonathan B. Reisman, Esq.

Reisman & Associates, P.A.

6975 N.W. 62nd Terrace

Parkland, FL 33067

(954) 344-0809

Facsimile (309) 402-2342

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be Registered	Amount of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $.001 par value	700,000	$.20	$140,000	$5.46
Common Stock, $.001 par value	537,500	$.22	$118,250	$4.62
Common Stock, $.001 par value	250,000	$.24	$60,000	$2.36
Common Stock, $.001 par value	105,000	$.275	$28,875	$1.14

(1)

Represents shares of common stock which may be acquired upon exercise of outstanding warrants.

(2)

Estimated solely for purpose of calculating the registration fee based upon the average of the bid and asked prices of a share of the registrant’s common stock which was $.20 on March 14, 2008 pursuant to the provisions of Rules 457 (g) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The registration statement to which this amendment relates was filed on From SB-2 prior to February 4, 2008. Pursuant to Release No. 33-8876, the registrant has filed this amendment on Form S-1 and has continued to use the disclosure format and content based on the former Form SB-2.

PROSPECTUS

GLOBALTEL IP, INC.

1,592,500 shares of Common Stock

This prospectus relates to 1,592,500 shares of our common stock which may be acquired upon exercise of outstanding warrants. See “Plan of Distribution.”

We may receive proceeds of up to $309,125 if the warrants are exercised. We will bear the costs and expenses of registering all the common stock to which this prospectus relates.

In connection with the offering of the shares underlying warrants, there is no minimum amount of shares that must be sold if any shares are to be sold.

An investment in the shares involves substantial risks and is highly speculative. See “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2008.

In making a decision whether to buy our common stock, you should only rely on the information contained in this prospectus. The information in this prospectus may only be accurate on the date of this prospectus.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
Our business	6
Corporate information	6
The offering	6
Summary Financial Information	7
RISK FACTORS	8
FORWARD LOOKING STATEMENTS	16
DILUTION	17
USE OF PROCEEDS	17
MANAGEMENT'S DISCUSSION AND ANALYSIS	23
Off-balance sheet arrangements	21
OUR BUSINESS	21
Background	21
Marketing	28
Competition	29
Intellectual Property	29
Physical Property	30
Employees	30
REGULATION	30
MANAGEMENT	30
Executive Officers and Directors	32
Executive Compensation	32
Summary Compensation Table	33
Options Grants Table	34
Aggregated Option Exercises in Last Fiscal Year and Fiscal-Year End Option Values	34
Long-term Incentive Plans- Awards in Last Fiscal Year	34
Compensation of Directors	36
Employment Contracts and Termination of Employment and Changes in Control Arrangements	36
Equity Securities Authorized for Issuance with Respect to Compensation Plans	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	37
MARKET FOR COMMON EQUITY AND CERTAIN STOCKHOLDER MATTERS	38
DESCRIPTION OF CAPITAL STOCK	39
CERTAIN TRANSACTIONS	40
SHARES ELIGIBLE FOR FUTURE SALE	41
PLAN OF DISTRIBUTION	42
INDEMNIFICATION	43
LEGAL PROCEEDINGS	44
LEGALITY OF SHARES	44
EXPERTS	44
ADDITIONAL INFORMATION	44
FINANCIAL STATEMENTS	F-1

We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this prospectus outside of the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

In this prospectus, “GlobalTel IP,” “we,” “us,” “our” and “our company” refer to GlobalTel IP, Inc., a Florida corporation, and our wholly owned subsidiaries, unless the context otherwise requires.

Until                , 2008, all dealers that effect transactions in our common stock whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary does not contain all the information you should consider before investing in our shares. You should carefully read the entire prospectus, including the documents incorporated by reference into this prospectus, before making an investment decision. In this prospectus, unless the context otherwise requires, references to “we” “us” and “our” refer to GlobalTel IP, Inc., a Florida corporation and our wholly owned subsidiaries.

Our business

From March 2005 to October 2007 we were primarily engaged in providing telecommunications services to our customers employing VoIP (Voice over Internet Protocol) technology. In October 2007 we sold substantially all of our assets utilized in that business.

We are presently primarily engaged in providing unified group communications capability solutions. Unified group communications capability is the ability to connect different communications devices to Internet Protocol (“IP”) telephony systems and other pre-existing group communications capabilities. Using unified group communications capability, various telephony and communications devices and radio systems can communicate with each other regardless of make, model and frequency. Accordingly, unified group communications is capable of bringing communications under a single, unifying umbrella where disparate technologies, user type and location are not a limiting factor.

We believe that the use of unified group communications solutions will allow public safety agencies as well as other organizations and enterprises that use disparate communications equipment to more effectively communicate with each other and exchange voice and/or data with one another on demand, in real time.

Our unified group communications business utilizes and is dependant upon software developed by Twisted Pair Solutions, Inc. which it calls “WAVETM. ” Using industry standard IP networks as the unifying medium, WAVE has been designed to enable a multitude of traditionally disparate communications systems such as radios, traditional analog phone systems, new IP phone systems, PCs, PDAs and industry specific proprietary devices to all interoperate in a seamlessly coherent manner.

We have entered into a reseller agreement with Twisted Pair Solutions which, subject to the terms and condition of the agreement, permits us to purchase WAVE from Twisted Pair Solutions and resell it to end users. Twisted Pair Solutions has the right to terminate the reseller agreement at any time without cause upon thirty days prior written notice to us. We have not realized significant revenues from the resale of unified group communications business.

We are in the process of developing an application service provider solution which we call X-Stream Access to be used in our unified group communications business. X-Stream Access, if successfully developed, would eliminate significant initial costs to potential customers which could otherwise prevent them from implementing a unified group communications solution. If X-Stream Access proves to be commercially viable, potential customers will be able to subscribe to X-Stream Access for a monthly fee without the necessity of purchasing expensive hardware.

X-Stream Access, if successfully developed, will be powered by WAVE. X-Stream Access has been designed to combine WAVE software, information technology and telecommunication system integration expertise together to provide total voice interoperability for all of an organization’s existing communication devices. We believe that potential customers will include public safety agencies, defense departments, financial institutions and many other public and private organizations.

In connection with our development of X-Stream Access, we have entered into an Application Service Provider License Agreement with Twisted Pair Solutions which, subject to our compliance with the terms and conditions of the agreement, has an initial term ending in August 2011. There can be no assurance that X-Stream Access will be successfully developed, become commercially viable or will generate any revenues.

We believe that potential customers for unified group communications systems include armed forces, civil government agencies, major financial institutions and brokerage houses, airport operators and airlines, public safety agencies and organizations and power generation and distribution companies.

We incurred net losses of $1,245,103, $802,552 and $370,625 during the fiscal years ended September 30, 2007, 2006 and 2005, respectively. We incurred net losses of $371,578 and $146,246 during the fiscal quarters ended December 31, 2007 and 2006, respectively. We had no operations during the fiscal year ended September 30, 2004. From inception (November 15, 1999) through December 31, 2007, we incurred cumulative net losses of $3,244,494.

We do not have the capital to further significantly fund or develop our business activities, including the continuation of the development of X-Stream Access. We have not realized any significant revenues from our present business. As stated in the notes to our financial statements, because we have suffered recurring losses and have experienced severe liquidity problems, there is substantial doubt about our ability to continue as a going concern. Our auditors have included a statement to that effect in their report dated February 4, 2008.

Corporate information

We were incorporated in Florida on November 15, 1999. Our principal office is located at 8000 North Federal Highway, Suite 100, Boca Raton, FL 33487 and our telephone number is 561-939-3300. Any information contained in, or that can be accessed through, our website is not part of this prospectus.

The offering

This prospectus relates to 1,592,500 shares of our common stock which may be acquired upon exercise of outstanding warrants. The sale and resale of the shares can be expected to depress the market price, if any, of our shares. See “Plans of Distribution.”

Common Stock which may be sold by us upon exercise of outstanding warrants.	1,592,500 shares
Common Stock outstanding before the offering	35,710,581 shares (1)
Common Stock outstanding after the offering	37,303,081 shares (1) (2)
Proceeds	Any net proceeds we receive from the sale of the shares underlying the warrants will be used for working capital and other corporate purposes.
Risk Factors	The securities offered by this prospectus involve a high degree of risk. See “Risk Factors.”

___________________

(1)

Does not include 9,860,000 shares which may be issued upon exercise of outstanding derivative securities which shares have not been registered by the registration statement of which this prospectus is a part.

(2)

Assumes the exercise of all outstanding warrants with respect to which the underlying shares have been registered in the registration statement of which this prospectus is a part.

Summary Financial Information

The following table summarizes our statements of operations and balance sheet data for and as of the periods indicated. The summary should be read in conjunction with Management’s Plan of Operation and our financial statements and notes thereto included elsewhere in this prospectus. The amounts for the fiscal years ended September 30, 2007 and 2006 have been derived from our audited financial statements.

RISK FACTORS

An investment in our common stock involves substantial risks. We believe that all material risks are disclosed under this caption. You should consider carefully the following information about these risks, together with the financial and other information, including additional risks, contained elsewhere in this prospectus, before you decide whether to buy our common stock. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially and adversely affected and the market price of our shares, if any, would likely decline significantly. In such case, you may lose all or part of your investment.

Because we have an extremely limited operating history, there is no meaningful basis on which you can evaluate our proposed business and prospects. In October 2007 we terminated our business of marketing Voice over Internet Protocol (“VoIP”) services primarily in foreign countries using independent resellers and commissioned sales agents. We have only been engaged in our current business since June 2007. Prospective investors customarily consider a company’s operating history as a factor in determining whether to make an investment. Prospective investors who decide to purchase our shares may have decided not to purchase the shares if they had a significant operating history to review.

We have had losses since inception and expect losses to continue for the foreseeable future. We incurred net losses of $1,245,103, $802,552, and $370,625 during the fiscal years ended September 30, 2007, 2006 and 2005, respectively. We incurred net losses of $371,578 and $146,246 during the fiscal quarters ended December 31, 2007 and 2006, respectively. Since our inception through December 31, 2007, we incurred cumulative net losses of $3,244,494. In addition, since we began to engage in our current business in June 2007, we incurred aggregate net losses of $599,994 through December 31, 2007. Any future operations may not be sufficient to generate the revenues necessary to reach profitability.

Because of our lack of capital, unless we obtain substantial additional capital we will not be able to continue to engage in or to expand our business. On December 31, 2007, we had current assets of $127,119 and current liabilities of $175,115. We do not have adequate capital to continue, fund, develop or expand our business activities.

Unless we are able to obtain significant capital or realize a significant increase in our revenues, we will not be able to operate our business or continue development or administrative functions, including the continuation of the development of X-Stream Access. In addition, we will require substantial additional capital to pursue our business strategy, to respond to new competitive pressures or to respond to opportunities to acquire complementary businesses or technologies. Our losses to date and our limited tangible assets may prevent us from obtaining additional funds on terms not unfavorable to us, if at all. Because we do not fit traditional credit lending criteria, it is difficult if not impossible for us to obtain loans or to access capital markets.

We have never had a positive cash flow from operations and we have not realized any significant revenues from our present business.

There can be no assurance that our revenues will increase or that any capital will be available to us on terms not unfavorable to us, if at all.

Because of our limited capital, unless we obtain substantial additional capital we may not have sufficient capital to continue as a going concern. As stated in the notes to our financial statements, because we have suffered recurring losses and have experienced severe liquidity problems, there is substantial doubt about our ability to continue as a going concern. Our auditors have included a statement to that effect in their report on our fiscal 2007 financial statements dated February 4, 2008.

Our current overhead expenses are approximately $150,000 per month. In order for us to cover our monthly overhead expenses, we would have to generate revenues of approximately $500,000 per month Accordingly, in the absence of revenues, we will need to secure $150,000 in equity or debt capital each month to cover our overhead expenses. In order to remain in business for one year without any revenues we would need to secure $1.8 million in equity or debt capital. If we are unsuccessful in securing sufficient capital or revenues, we would have to cease business in approximately 90 days.

If we raise additional funds through the issuance of our equity securities, the percentage ownership of our stockholders will be reduced, we may undergo a change in control and stockholders may experience dilution which could substantially diminish the value of their common stock. One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings and other financial items. If a public market is sustained for our shares, a material amount of dilution can be expected to cause the market price of our shares to decline. Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

Because our business is dependant upon software developed by Twisted Pair Solutions, Inc. and the continuance of our agreements with that company, if the agreements were to terminate or the software otherwise becomes unavailable to us, we would not then be able to operate our business and our stockholders can expect to lose their entire investment in us. We do not have the capability of developing, maintaining or improving software enabling unified group communications. We have instead chosen to utilize unified group communications software owned by Twisted Pair Solutions, Inc. under two separate agreements. Our reseller agreement may be terminated by Twisted Pair Solutions at any time without cause upon thirty days prior written notice to us. The other agreement which relates to an application service provider which we are developing has an initial term expiring in 2011, although it may be terminated sooner if we fail to comply with our contractual obligations which include annual and periodic payments to Twisted Pair Solutions. There can be no assurance that Twisted Pair Solutions will not terminate the reseller agreement with us at any time or that we will be able to comply with the terms and conditions of our other agreement with Twisted Pair Solutions or that if we do so comply, that Twisted Pair Solutions will agree to extend the agreement past the initial term.

If we are unable to compete successfully, we could lose or fail to gain market share and revenue. The unified group communications industry is extremely competitive. Over the past year, the number of companies entering our industry have increased dramatically. Competitive pricing pressures can negatively impact profit margins, if any. Competitors include Cisco Systems, Inc., Tyco Electronics Ltd., Catalyst Communications Technologies, Inc., Telex, Inc., Federal Signal Corporation and MutualLink, Inc. as well as Twisted Pair Solutions, Inc. and its other resellers and licensees.

These and other potential competitors are generally large and well capitalized and have substantially more experience than we do in our industry.

We may also face intense competition from traditional telephone companies, wireless companies, cable companies and alternative voice communication providers. We  expect to face competition from cable companies which have added or are planning to add unified group communications or VoIP services to their existing product lines.

Our competitors’ financial resources may allow them to offer services at prices below cost or without charge in order to maintain and gain market share or otherwise improve their competitive positions. Our competitors also could use their greater financial resources to offer more attractive service packages that include on-site installation and more robust customer service.

Any of the competitive factors could make it more difficult or impossible for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues.

There can be no assurance that we will be able to increase our revenues or achieve profitability.

Because we cannot now determine if X-Stream Access will be successfully developed, we cannot assess its value to us, if any. We believe that to complete development of X-Stream Access we will require approximately $125,000 which we do not now have. There can be no assurance that the funds required to complete development will not be substantially more than that amount or that we will be able to acquire any funds which may be used to complete development.

Because development of X-Stream Access has not been completed, we do not know if it will function as designed. If, after completion of development, X-Stream Access does not function substantially as designed, you can expect to lose all or substantially all of an investment in our shares.

Because the market for unified group communication services is likely to be characterized by rapid technological change, if we or Twisted Pair Solutions do not respond rapidly to technological changes or to changes in industry standards, our services could become obsolete. We may be unable to respond quickly or effectively to new developments because of our limited capital or otherwise. Furthermore, we cannot control whether Twisted Pair Solutions will make or will be capable of making necessary or desirable improvements or modifications in its unified group communications software on a timely basis, if at all.

We may experience difficulties with the development of software to be utilized as part of our business, hardware procurement, or marketing strategies that could delay or prevent our development, introduction or marketing of new services and enhancements. The introduction of new services by our competitors, the market acceptance of services based on new or alternative technologies or the emergence of new industry standards could render our existing or future services obsolete. If the standards adopted are different from those that we have chosen to support, market acceptance of our services, if any, may be significantly reduced or delayed.

If our services or software become technologically obsolete, we may be unable to sell our products in the marketplace and generate revenues.

If we are not able to obtain necessary licenses of third-party technology at acceptable prices, or at all, our products and services could become obsolete. From time to time, we may be required to license technology from third parties to develop new products or product enhancements. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to maintain or re-license any third-party licenses or to obtain any new third-party licenses to develop new products, services and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from offering these products, services or enhancements, any of which could seriously harm the competitiveness of our services.

If the VoIP technology that we intend to use in connection with X-Stream Access infringes upon patents held by others, we could be held liable for large sums of money and may not be able to continue to provide VoIP services. In June 2006, Verizon Communications instituted legal proceedings against Vonage Holdings Corp. in the United States District Court in the Eastern District of Virginia. Verizon alleged that Vonage is infringing, as well as contributing to and inducing the infringement of at least seven of Verizon’s patents relating to VoIP technology. Verizon sought a judgment which would enjoin Vonage from using the technologies which are the subject of the patents and to pay to Verizon substantial monetary damages. In March 2007, a jury determined that Vonage infringed several of Verizon’s patents and will have to pay $58 million to Verizon. Verizon has also obtained an injunction that banned Vonage from using the VoIP technology. We do not know if any of the technologies we are using or may use in the future are the subject of Verizon’s or others’ patents. If, however, any of them are the subject of such patents or any future patents, we could be materially adversely affected to the extent that we would not be able to continue our business.

Decreasing unified group communication services  prices may cause us to lower our prices to remain competitive, which could, among other things, postpone or prevent our future profitability. Users who select our service offerings may switch to other service providers who may provide the same or similar services at lower prices, and we may be unable to use our price as a distinguishing feature to attract new customers in the future. Such competition or continued price decreases may require us to lower our prices to remain competitive, may result in reduced revenue and a loss of customers and may postpone or prevent our future profitability, if any.

Flaws in our technology and systems could cause delays or interruptions of service, damage our reputation, cause us to lose customers and limit our growth. If we are able to successfully develop and sell X-Stream Access, our service may be disrupted by problems with our technology and systems, such as malfunctions in our software or other facilities and overloading of our network. Furthermore, our customers’ ability to use our services would be Internet-dependent and our services may be subject to “hacker attacks” from the Internet, which could have a significant impact on our systems and services. If service interruptions adversely affect the actual or perceived reliability of our service, we may have difficulty attracting and retaining customers and our brand reputation and growth can be expected to suffer.

Our ability to provide X-Stream Access will be dependent upon, among other things, third-party facilities and equipment, the failure of which could cause delays or interruptions of our service, damage our reputation, cause us to lose customers and limit our growth. Our future success will depend in significant part upon our ability to provide quality and reliable service, which, in turn, is in part dependant upon the proper functioning of facilities and equipment owned and operated by third parties and is, therefore, beyond our control. X–Stream Access will require our customers to have an operative high speed Internet connection and an electrical power supply, which will be provided by the customer’s Internet service provider and electric utility company, respectively, and not by us. The quality of some Internet connections may be too poor for customers to use our services properly. In addition, during any interruption to a customer’s Internet service or electrical power supply, that customer will be unable to use our service.

Because our executive offices and equipment are located in South Florida, our service has and may, in the future, be disrupted by hurricanes or other catastrophic events. During the summer of 2005, as a result of a relatively minor hurricane, we lost power for approximately 24 hours. Future hurricanes or other events could result in substantially longer interruptions in service through power outages and damage or destruction to our equipment and our inability to have access to our premises.

We may not be able to maintain adequate customer care which could adversely affect our ability to grow and cause our financial results to be negatively impacted. Good customer care is important to acquiring and retaining customers. We may not be able to maintain or expand our customer care operations quickly enough to meet the needs of our customer base, in which case the quality of our customer care will suffer. If we are unable to hire, train and retain sufficient personnel to provide adequate customer care, we may fail to retain existing customers, experience slower or no growth and increased costs, any of which would cause us to be negatively impacted.

As a result of being a reporting company, we will incur increased costs that may place a strain on our resources or divert our management’s attention from other business concerns. Because we are now required to file reports with the SEC, we will incur additional legal, accounting and other expenses that we did not incur in the past. The Securities Exchange Act of 1934 requires us to file annual, quarterly and current reports with respect to our business and financial condition, which will require us to incur legal and accounting expenses. The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. We expect the corporate governance rules and regulations of the SEC will increase our legal and financial compliance costs and make some activities more time consuming and costly. These requirements may place a strain on our systems and resources and may divert our management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may have to hire legal, accounting and financial staff with appropriate public company experience and technical accounting knowledge, which will increase our operating expenses in future periods.

We also expect these rules and regulations to make it difficult, if not impossible, and expensive for us to obtain director and officer liability insurance. Because we do not now have and may not be able to obtain such insurance in the future, we may not be able to attract and retain qualified persons to serve on our board of directors or as executive officers.

If we experience growth, there will be substantial demands on our management and operations. If we are not able to hire, train and retain the necessary personnel, or if these operational and reporting improvements are not implemented successfully, we may have to make significant additional expenditures and further draw management attention away from running our business to address these issues. The quality of our services could suffer, which could negatively affect our operating results and financial position.

Because we do not presently intend to register any of our securities under the Securities Exchange Act of 1934, certain information relating to us and the related regulatory framework may not be publicly available. Until such time, if any, that (a) on the last day of our then most recent fiscal year we have total assets exceeding $10 million and a class of equity security held of record by 500 or more persons or (b) a class of our securities becomes registered on a national securities exchange, we will not be required to register our securities with the SEC under the Securities Exchange Act of 1934. In the absence of any such registration, we will not be required to file with the SEC proxy soliciting material or information statements and our officers and directors and certain beneficial owners will not be required to file with the SEC reports of initial and changes in beneficial ownership nor will such persons be statutorily required to disgorge short swing profits to us. Furthermore, unless such securities are so registered, the SEC’s tender offer regulations will not be applicable to us.

Because much of our potential success and potential value may lie in our use of X-Stream Access, if we fail to protect it, our business could be materially adversely affected. We anticipate that our ability to compete effectively will be dependent, in substantial part, upon the maintenance and protection of X-Stream Access. We have no patents and do not intend to apply for any patents. We intend to rely on trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights to the technology. We intend, in the future, to enter into confidentiality or license agreements in an effort to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the technology without authorization. Policing unauthorized use of the technology is difficult. The steps we take may not prevent misappropriation of the technology we rely on. In addition, effective protection may be unavailable or limited in many jurisdictions outside the United States. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Even if we were to acquire the financial resources to pursue litigation, it could cause us to incur substantial costs and divert resources away from our daily business, which in turn could materially adversely affect our business.

We may be subject to damaging and disruptive intellectual property litigation. Intellectual property litigation could be time-consuming and expensive, divert attention and resources away from our daily business, impede or prevent delivery of our products and services; and may require us to pay significant royalties, licensing fees and damages.

Parties making claims of infringement may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, if at all. The defense of any lawsuit could result in time-consuming and expensive litigation, regardless of the merits of such claims, and could also result in damages, license fees, royalty payments and restrictions on our ability to provide our services, any of which could harm our business. See “Our Business – Intellectual Property.”

The use of our service will require our customers to have an operative broadband connection, and if the adoption of broadband service does not progress as we expect or if it increases in price, the market for our services may not grow and we may not be able to grow our business and increase our revenue. If the adoption of broadband service does not continue to grow, the market for our services may not grow. As a result, we may not be able to increase our revenue and become profitable.

Future disruptive new technologies could have a negative effect on our businesses. VoIP technology, which our business is, in part, based upon, did not exist and was not commercially viable until relatively recently. VoIP technology is having a disruptive effect on traditional telephone companies, whose businesses are based on other technologies. We also are subject to the risk of future disruptive technologies. If new technologies develop that are able to better deliver competing voice or data services or to deliver them at lower prices or more conveniently, it would have a material adverse effect on us.

We are dependent on a small number of individuals, and if we lose the services of any person upon whom we are dependent, we will be adversely affected. Our future success depends to a considerable degree on the vision, skills, experience and effort of our management and certain of our consultants. We do not have an employment agreement with any of our employees, including  our management, or a long term agreement with any of our consultants. If we lose the services of any of them, or if members of our management do not work well together, it would have an adverse effect on our business.

The unpredictability of our quarterly results may adversely affect the market price, if any, of our common stock. We expect that our revenues, if any, and operating results will vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. The primary factors that may affect our revenues and operating results include the following:

•

fluctuation in demand for our products and services;

•

the length and variability of the sales cycle for our services;

•

new product introductions and service enhancements by our competitors;

•

the timing of revenue recognition and amount of deferred revenues;

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changes in our pricing policies, the pricing policies of our competitors and the prices of the vendors we buy services from;

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costs related to acquisitions of complementary services, technologies or businesses; and

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general economic and political conditions, as well as those specific to the telecommunications, networking and related industries.

Because companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices, we may be faced with material litigation. We could incur substantial costs defending ourselves or our employees against those claims, regardless of their merits. In addition, defending ourselves from those types of claims could divert our management’s attention from our operations. If we are found liable in connection with any employment claim, we may incur significant costs that could adversely impact our financial condition and results of operations.

We could face exposure to substantial liabilities arising from our services. We cannot assure you that we will not be subject to liability arising from the use of our products or services, or that any product liability coverage will obtain will be adequate to protect against claims which may be asserted against us by our customers or others. We do not now have any product liability insurance and there can be no assurance that even if such insurance becomes available to us a reasonable rates, we will have the financial resources to purchase the insurance.

Because of the amount of our common stock owned by three persons, it is unlikely that any other holder of common stock will be able to affect our management or direction. On March 17, 2008, our officers and directors and Steven M. Williams were deemed to beneficially own approximately 34% of our outstanding common stock. Accordingly, if these stockholders act together as a group, they would likely be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation and bylaws and the approval of significant corporate transactions. The existence of ownership concentrated in a few persons may have the effect of delaying or preventing a change in management or voting control. Furthermore, the interests of our controlling stockholders could conflict with those of our other stockholders.

Because our common stock is considered to be a “penny stock,” our stockholders’ ability to sell their shares in a public market may be significantly impaired by the Securities and Exchange Commission’s penny stock rules. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that is or becomes subject to the penny stock rules. In addition the burdens imposed upon broker-dealers by the penny stock rules may discourage broker-dealers from effecting transactions in our common stock, which could severely limit its liquidity.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements relating to events anticipated to or which may happen in the future. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Forward-looking statements also may be included in other written and oral statements made or released by us. You can identify forward-looking statements because they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our present expectations of what we believe are most likely to occur or may be reasonably achievable in the future, but they do not predict or assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may and most likely will vary materially. We may not publicly update any forward-looking statements to reflect new information or future events or occurrences. The statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including, among other things:

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our ability to market our services successfully to potential customers;

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our ability to obtain sufficient capital to stay in and develop our business;

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Twisted Pair Solutions’ decision whether to terminate our reseller agreement with it;

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our ability to comply with the provisions of our agreements with Twisted Pair Solutions;

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our ability to successfully complete the development of X-Stream Access;

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the possibility of unforeseen capital expenditures and other investments required to maintain our business, deploy new technologies or to effect new business initiatives;

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our ability to access markets and finance network developments and operations;

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additions or departures of key personnel;

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competition, including the introduction of new products, services and pricing plans by our present and prospective competitors;

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existing and future laws or regulations affecting us and our business and our ability to comply with these laws or regulations;

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our reliance on the other telecommunications companies’ operating systems and provisioning processes;

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technological innovations;

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the outcome of legal and regulatory proceedings;

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general economic, political and business conditions; and

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other factors described in this prospectus.

We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this prospectus.

DILUTION

The following table sets forth certain information relating to the immediate and substantial dilution in our net tangible book value to be absorbed by purchasers of the 1,592,500 shares being offered by us upon exercise of warrants.

Net tangible book value per share on December 31, 2007	$(0.0021)
Net tangible book value per share on December 31, 2007 if the shares offered by us through this prospectus were sold on that date *	$ 0.0072
Amount of increase in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered by us *	$ 0.0093
Amount of the immediate per share dilution from the public offering price which will be absorbed by purchasers *	$ 0.1878
Cash contribution of purchasers *	$309,125
___________________________________________ * Assumes all of the shares underlying warrants being offered by this prospectus are purchased.

The immediate and substantial dilution could adversely affect the value of our shares.

USE OF PROCEEDS

If all of the 1,592,500 shares underlying warrants which are being offered by this prospectus are purchased, we will receive gross proceeds of $309,125. We intend to use any net proceeds we receive from the sale of such shares for working capital and other corporate purposes. We cannot assure you that any of the shares will be purchased or that sufficient shares will be purchased to cover our cost of the offerings made by this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

You should read the following discussion and analysis in conjunction with the Consolidated Financial Statements in this prospectus, the Notes thereto, and the other financial data appearing elsewhere in this prospectus.

The information set forth in this Management’s Discussion and Analysis contains certain “forward-looking statements,” including, among others (i) expected changes in our revenues and profitability, (ii) prospective business opportunities and (iii) the our strategy for financing our business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as “believes,” “anticipates,” “intends” or “expects.” These forward-looking statements relate to our plans, objectives and expectations for future operations. Although we believe that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this prospectus should not be regarded as a representation that our objectives or plans will be achieved. In light of the risks and uncertainties, there can be no assurance that actual our results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The foregoing review of important factors should not be construed as exhaustive. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

General

From inception on November 15, 1999 through February 28, 2005 we were a development stage company or inactive, generated no revenue and incurred cumulative net losses of $488,642. In February 2005, we acquired certain VoIP assets from Interactive Media Technologies, Inc. (“IMT”) under an Asset Purchase Agreement. These assets enabled us to begin generating revenue by providing VoIP services to customers. Prior to August 1, 2007, we marketed our VoIP services primarily in foreign countries using independent resellers and commissioned sales agents. Due to increased competition and additional government regulation and taxation it became increasingly difficult to earn a profit marketing VoIP services and on August 6, 2007 we sold certain equipment and software used to operate the VoIP business, the proceeds of which were used to reduce our liabilities. On October 11, 2007 we sold additional assets used in the operations of the VoIP business and discontinued selling VoIP services. Following the August 2007 asset sale we decided to concentrate on marketing unified group communications services to public and private enterprises and to continue to develop an application service provider solution for voice interoperability.

Results of Operations (comparison of three months ended December 31, 2007 and 2006)

Revenues were $200,397 and $468,268 for the three months ended December 31, 2007 and 2006, respectively. The decrease was a result of the Company’s decision to exit the wholesale VoIP termination business. Revenues for wholesale VoIP termination were $17,289 and $468,268 for three months ended December 31, 2007 and 2006, respectively. Revenues from the sale of equipment and software were $182,568 and $0 for the three months ended December 31, 2007 and 2006, respectively.

Cost of revenues for wholesale VoIP termination was $22,417 and $368,291 for the three months ended December 31, 2007 and 2006, respectively. Gross profits (losses) were $(4,518) and $99,977 from VoIP termination in the three months ended December 31, 2007 and 2006, respectively. Overall gross profits were $38,222 for the three months ended December 31, 2007 and $99,977 for the three months ended December 31, 2006. Cost of revenues from the sale of equipment and software was $139,758 for the three months ended December 31, 2007 resulting in a gross profit of $42,810 for a gross profit margin of 23.4%.

Selling expenses were $60,238 and $42,662 for the three months ended December 31, 2007 and 2006, respectively. Agent commissions and customer service expenses were $0 and $34,986 for the three months ended December 31, 2007 and 2006, respectively, due to the elimination of commissioned agents and customer service personnel for the wholesale VoIP termination business. Advertising/marketing and travel and entertainment expenses were $60,238 and $13,207 for the three months ended December 31, 2007 and 2006, respectively. The increase was the result of increased spending to continue the development of the unified group communications business.

Total operating expenses were $406,638 and $241,754 for the three months ended December 31, 2007 and 2006, respectively. The increase was primarily due to a $46,627 increase in professional fees and consulting services in connection with the development of our unified group communications business and $66,292 in expenditures on research and development for our X-Stream Access hosted group communications solution and our AM-360 IP gateway devices.

As a result of the additional expenses, our exit from the wholesale VoIP termination business and continued development of the unified group communications business, our net losses were $371,578 and $146,246 for the three month periods ended December 31, 2007 and 2006, respectively.

Results of Operations (comparison of fiscal years ended September 30, 2007 and 2006)

Our revenues were $1,774,503 and $1,806,193 for fiscal years ended September 30, 2007 and 2006, respectively. Revenue from wholesale VoIP services was $1,636,149 and $1,806,193 for fiscal years ended September 30, 2007 and 2006, respectively. The decrease of 2% was primarily due to the decreased revenues in our former VoIP business. During the fiscal year ended September 30, 2007, we generated $138,354 in revenues from the sale of unified group communications services.

Cost of revenues for VoIP services was $1,481,513 and $1,444,422 for the fiscal years ended September 30, 2007 and 2006, respectively. The cost of VoIP termination increased while revenues decreased because of increased competition and higher termination costs. Gross profits in VoIP termination declined from 20% in 2006 to 9.5% in 2007. Cost of revenues for unified group communications services was $67,947 in fiscal 2007. Gross profits in unified group communication services were 50.9%.

Selling, general and administrative expenses were $1,653,449 and $1,164,023 for the fiscal years ended September 30, 2007 and 2006, respectively. The 40% increase was primarily the result of an increase in research and development expense and increased administrative expenses in connection with our unified group communications business.

Net operating losses were $1,428.406 and $802,252 for the fiscal years ended September 30, 2007 and 2006, respectively. The 56% increase in losses was primarily due to declining margins in our former VoIP business and increased expenses as described above.

Trends and Uncertainties

We have chosen to concentrate on developing the business of providing unified group communication solutions to public and private enterprises and bringing our hosted interoperability service, X-Stream Access, to market. Our ability to grow our professional services business and bring our X-Stream Access product to market is critical to our revenues, financial position liquidity, plan of and results of operations.

In order to become more competitive and increase our revenues, we will need to hire additional employees over the next six months. There is no assurance that we will be able to hire qualified personnel or have the financial resources to retain our current employees.

Liquidity and Capital Resources

Cash and cash equivalents increased by $133,225 during the fiscal year ended September 30, 2007 to $152,825. Net cash used in operating activities for the fiscal year ended September 30, 2007 was $1,332,595 as compared to $467,154 for the prior fiscal year due primarily to an increase in operating expenses, lower margins and research and development expenses. We funded our operating activities during the year through financing activities that generated net proceeds of $1,620,002.

At September 30, 2007 our total liabilities were approximately $550,000, which included $240,000 in notes payable.

Cash and cash equivalents decreased $131,768 during the three months ended December 31, 2007 to $21,057. Net cash used in operating activities for the three months ended December 31, 2007 was $378,246 as compared to $41,531 provided by operating activities in the three months ended December 31, 2006. This increase in operating expenses, was primarily due the expenses related to our unified group communications business and research and development expenses. We funded our operating activities during the quarter, in part, through financing activities that generated net proceeds of $229,000.

Our current overhead expenses are approximately $150,000 per month. In order for us to cover our monthly overhead expenses, based on our current business activities, we would have to generate approximately $500,000 in revenues per month. Accordingly, in the absence of revenues, we will need to secure $150,000 in equity or debt capital each month to cover our overhead expenses. In order to remain in business for one year without any revenues we would need to secure $1.8 million in equity or debt capital. If we are unsuccessful in securing sufficient capital or revenues, we would have to cease business in approximately 90 days.

In order to execute our business plan, we will need to acquire substantial additional capital. Our independent certified public accountants have stated in their report for the fiscal year-end that there is a substantial doubt about our ability to continue as a going concern. In the absence of significant revenue and profits, we will be completely dependent on additional debt and equity financing. There can be no assurance that any financing will be available to us, or if it is available, that it will be sufficient to fund our capital expenditures, working capital and other cash requirements. Furthermore we cannot assure you that any such additional funding that may be available can be obtained on terms not unfavorable to us. If we are unable to raise needed funds on acceptable terms, we will not be able to execute our business plan, develop or enhance existing services, take advantage of future opportunities, if any, or respond to competitive pressures or unanticipated requirements. If we do not obtain sufficient capital, we will not be able to continue operations.

Off-Balance Sheet Transactions

There are no off-balance sheet transactions.

OUR BUSINESS

Background

From November 1999 until December 2001, we were a development stage company that was unsuccessful in our development activities. Between December 2001 and October 2004 we were inactive. In October 2004 we began the process of engaging in the Voice over Internet Protocol, or VoIP, business.

On February 25, 2005 we acquired the VoIP assets of Interactive Media Technologies, Inc., or IMT. The assets consisted of certain equipment and software necessary to operate a VoIP business. On March 31, 2005, we changed our name to GlobalTel IP, Inc. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Transactions.”

Prior to August 1, 2007, we marketed our VoIP services primarily in foreign countries using independent resellers and commissioned sales agents. Due to increased competition and additional government regulation and taxation, it became apparent to us that it would be extremely difficult for us to profitably market VoIP services. In August 2007 we sold certain equipment and software used to operate the VoIP business to IMT. In October 2007 we sold additional assets used in the operations of the VoIP business and discontinued selling VoIP services.

In 2006, we entered into a reseller agreement with Twisted Pair Solutions, Inc. for its WAVETM (Wide Area Voice EnvironmentTM) software. In addition, in 2006 we entered into an application service provider license agreement with Twisted Pair Solutions pursuant to which we were granted the nonexclusive and nontransferable right and license to install, store, operate, market, license and use certain WAVE components directly to end users in connection with a hosted application we are developing.

Prior to August 2007, marketing of WAVE software and components had not constituted a material part of our business. Since that time our business strategy is to concentrate on marketing unified group communications services through the use of WAVE to public and private enterprises and to continue to develop an application service provider solution for voice interoperability.

In January 2008, through a wholly owned subsidiary, we entered into a ten year “Management Outsource Agreement” with a Kuwait Company, Phantom Telecom, Co. (PTC-Kuwait). The agreement provides us the opportunity to receive a percentage of telecommunication services net-revenue generated by PTC-Kuwait and reimbursement for certain designated expenses. The agreement is subject to conditions and requirements, including those imposed by the Ministry of Communications in Kuwait. We are obligated to provide staff and technical resources and equipment to fulfill its obligations under the agreement. In connection with the agreement, we issued 1,000,000 shares of our common stock to PTC-Kuwait and a warrant to purchase an additional 3,000,000 shares of the our common stock at $.33 per share. The warrant expires on December 31, 2008. We have expended approximately $80,000 in connection with the Management Outsource Agreement. We do not have sufficient capital to provide the necessary staff and technical resources and there can be no assurance that we will ever be able to do so, In addition, there can be no assurance that we will ever realize any revenues in connection with Management Outsource Agreement. PTC-Kuwait is a recently organized entity and we are not aware of the extent of its assets, if any.

Need for Unified Group Communications

Although public safety personnel regularly use cellular phones, personal digital assistants (PDAs), and other commercial wireless devices and services, we believe that these devices are currently not sufficiently suited for public safety mission critical communications during critical incidents. As an example, hundreds of firefighters and police officers rushed to rescue victims from the attack on the World Trade Center on September 11, 2001. As police and firefighters swarmed the building searching for survivors, incident commanders outside were hearing warnings from helicopters circling the scene from above that the towers were beginning to glow and were dangerously close to collapse. Radio communications were a lifeline for the hundreds of police officers who received the word to evacuate the building—all but 60 police officers escaped with their lives. Tragically, hundreds of New York firefighters did not receive that warning because they were using a different radio communications system. Unaware of the impending collapse, at least 121 firefighters, most within striking distance of safety, died. A report from the University of New Hampshire based ATLAS Project stated, “From numerous interviews gathered as part of a fire department inquiry into the events of September 11th, it would appear that noninteroperability was at least partially responsible for the loss of 343 firefighters at the World Trade Center.”

We believe that public safety officials should not depend solely on commercial communication systems that can be overloaded and which may be unreliable during critical incidents when public demand can overwhelm the systems. Public safety officials have unique and demanding communications requirements. Optimal public safety radio communication systems require:

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Dedicated channels and priority access that is available at all times to handle unexpected emergencies.

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Reliable one-to-many broadcast capability, which is not generally available in cellular systems.

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Highly reliable and redundant networks that are engineered and maintained to withstand natural disasters and other emergencies.

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The best possible coverage within a given geographic area, with a minimum of dead zones.

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Unique equipment designed for quick response in emergency situations—dialing, waiting for call connection, and busy signals are unacceptable during critical events when seconds can mean the difference between life and death.

We believe that the WAVE software when properly used can add value, redundancy and alternative methods of communicating for radios and radio systems and the personnel who use them.

Twisted Pair Solutions, Inc.’s WAVE Software

Twisted Pair Solutions’ WAVE software has been designed to enable and manage real-time, secure group communications over the IP network, linking people and devices. WAVE connects people who are using disparate and often incompatible communications technologies, such as two-way radios, personal computers, cell phones, and IP phones, into a single, interoperable and manageable communications system via IP communications technology.

WAVE technology consists of software building blocks and development tools designed to convert all forms of communication to IP packets, use a network to carry those packets between endpoints, and build distributed intelligence and management capabilities at the network edge to connect the endpoints together. The technology converts communications from individual users’ devices into group-level IP packets that can be forwarded to other devices and users. Once brought into a WAVE domain, these interoperable communication sessions are subject to management and security controls, and may be bridged, recorded, joined into conferences, or routed to devices outside of the system.

WAVE supports both voice and data media types. In addition, status, presence and adaptive transport network management provide for rich collaboration among group communications participants. The result is that groups of people can talk and share real-time data, with full control, regardless of the devices or systems used. With audio data converted into IP packets and streamed across a network, a new set of devices can directly link together and participate simply and easily in critical communications.

We have been advised by Twisted Pair Solutions that claims based upon the WAVE technology are the subject of a patent application filed by or on behalf of it with the United States Patent and Trademark Office. There can be no assurance that any patent will be issued as a result of the application or, if issued, that it will be meaningful. Furthermore the validity of issued patents are frequently challenged by others. One or more patent applications may have been filed by others previous to the Twisted Pair Solutions’ filing which encompass the same or similar claims.

We have no right to sell, license or otherwise utilize WAVE other than through our written agreements with Twisted Pair Solutions as described below.

Our Agreements with Twisted Pair Solutions, Inc.

Reseller Agreement

In May 2006, we entered into a reseller agreement with Twisted Pair Solutions. Subject to the terms and conditions of the agreement, Twisted Pair Solutions appointed us as a nonexclusive authorized worldwide reseller of its products. We have the right to purchase products from Twisted Pair Solutions and to resell the products to end users.

We have agreed to provide all necessary implementation services and support, including but not limited to the tools, expertise, and resources required for design, installation, integration, and/or upgrades, for all products sold by us as a reseller through either our own internal resources or contracting with Twisted Pair Solutions’ approved subcontractor partners. There can be no assurance that we will have the resources to perform the required implementation services and support.

We have further agreed to maintain trained sales representatives and sales and integration engineers in the number determined by Twisted Pair Solutions. There can be no assurance that we will have the resources to maintain such representatives and engineers.

For each product we resell, we are responsible for either the sale of the appropriate annual renewal and update subscription or submittal to Twisted Pair Solutions of written waiver of software updates signed by the end user. In the event an end user purchases or renews the update subscription directly from Twisted Pair Solutions, we will not receive any compensation associated with the sale.

Twisted Pair Solutions has granted to us a non-exclusive, limited license during the term of the agreement to use both Twisted Pair Solutions’ name and any stylized form or logo used by Twisted Pair Solutions and the applicable product trademarks solely in connection with our distribution, advertising and promotion of the products. The exclusive ownership of the trademarks has been retained by Twisted Pair Solutions.

The prices we pay for the products will be set by Twisted Pair Solutions. Twisted Pair Solutions may change prices, discount schedules, and any other similar terms on sixty days notice to us. Subject to Twisted Pair Solutions’ ability to impose maximum resale price limitations, we are free to determine our resale prices. There can be no assurance that the prices we are required to pay to Twisted Pair Solutions or the maximum resale price limitations will not significantly adversely affect our ability to make sales or operate profitably.

Other than with respect to patents, each party’s liability to the other party under the agreement is limited to the total payment made by us to Twisted Pair Solutions in the most recent full calendar year. In the event that any claims are successfully made against us with respect to Twisted Pair Solutions’ products, it is likely that our exposure will be substantially greater than Twisted Pair Solution’s obligation to us.

The agreement may be terminated by Twisted Pair Solutions or us at any time without cause upon thirty days prior written notice to the other party. If Twisted Pair Solutions were to terminate the agreement, we would not be entitled to purchase or resell any of its products under the agreement.

Application Service Provider License Agreement

In August 2006, we entered into an application service provider license agreement with Twisted Pair Solutions. Subject to the terms and conditions of the agreement, Twisted Pair Solutions granted to us a nonexclusive and nontransferable right to install, store, operate and use certain WAVE components and market and license access to those components within North America, Central America and South America directly to end users solely as a part of a hosted service operated and maintained by us. The hosted service, which we call X-Stream Access, is under development as described below.

Twisted Pair Solutions also granted to us the nonexclusive and nontransferable right and license to use and display certain trademarks of Twisted Pair Solutions solely in connection with and only to the extent reasonably necessary for the marketing, license of access to and support of the hosted service during the term of the agreement.

We have agreed to supply all equipment, software and services, other than the licensed WAVE components, necessary for the operation and maintenance of X-Stream Access and to operate and to maintain X-Stream Access in good working order to ensure full functionality and availability for commercial or consumer customers at least 99.5% of the time, or in the case of government customers, 99.9% of the time. There can be no assurance that we will be able to obtain sufficient capital to supply the requisite equipment, software and services or maintain the requisite functionality and availability .

Although Twisted Pair Solutions has agreed to indemnify us against claims made by third parties arising from infringement of certain intellectual property rights, Twisted Pair Solutions’ total obligation to us will not exceed the amount paid by us to Twisted Pair Solutions during the previous twelve months for the licensed product giving rise to such claims. In addition, the agreement provides that Twisted Pair Solutions’ liability for direct damages for any cause whatsoever, and regardless of the form of action, shall not exceed the amount received by Twisted Pair Solutions from us during the previous twelve months for the licensed product(s) giving rise to such claim. In the event that any such claims are successfully made against us or we incur such damages, it is likely that our exposure will be substantially greater than Twisted Pair Solution’s obligation to us.

Among the fees that we are required to pay to Twisted Pair Solutions are an annual support fee, minimum monthly fees, license fees based upon revenues we receive and a commission based upon billable subscriber minutes. There can be no assurance that we will be financially able to pay the requisite fees to Twisted Pair Solutions.

The initial term of the agreement is five years. Unless earlier terminated for breach, or unless either party notifies the other in writing, not later than three months prior to expiration of the initial term, of its intention to terminate the agreement, the agreement will automatically renew at the end of the initial term for successive twelve month terms.

Twisted Pair Solutions may terminate the agreement upon a breach by us of any of its material terms if the breach is not cured within sixty calendar days after written notice is given to us. Twisted Pair Solutions may also terminate the agreement if we fail to meet our payment obligations under the agreement and the failure continues for thirty days following written notice and demand from Twisted Pair Solutions.

Sale Of Unified Group Communication Solutions

We offer to design and customize, open-standard audio and voice collaboration solutions for prospective customers that will result in a unified group communication system. We intend to consider aspects of a potential customer’s information technology resources and existing telecommunications network in creating a design best suited for that customer. We anticipate that substantially all of our designs for unified group communication solutions will require the integration of WAVE software as a core component. We have designed, built and installed two unified group communication solutions as of the date of this prospectus, both of which utilize WAVE software.

Revenue from installations can be generated from the amount we charge to design, build, install and support a system. We also intend to generate revenues from a maintenance contract once a unified group communication solution is installed and tested. There can be no assurance that we will realize any meaningful levels of revenues from the design and building of unified group communication solutions in the future, if at all.

Prior to and subsequent to sales we have made to two airport authorities, we have had discussions with more than ten other airport authorities as well as airlines in the United States and abroad to design, build and install voice interoperability solutions. Those discussions have not resulted in any sales.

Hosted Unified Group Communication Services

We are in the process of developing a hosted or application service provider solution for unified group communications which we refer to as X-Stream Access. If we successfully develop X-Stream Access, we intend to make it available to prospective customers on a monthly subscription basis. We believe that X-Stream Access can eliminate the high cost factor as a barrier to certain prospective customers who wish to implement a unified group communications system. We further believe that the cost to a prospective customer to purchase a unified group communications system that does not have the requisite equipment can range from $20,000 to as much as several hundred thousand dollars depending on the size of the enterprise and the number of endpoints to be connected. Potential X-Stream Access customers can subscribe to service for a monthly fee.

X-Stream Access is being designed to utilize WAVE software and allow a customer’s personnel to communicate at any time, on any type of existing communication device. X-Stream Access combines WAVE™ software, information technology and telecommunications system to integrate together to provide total voice interoperability for all of an organization’s existing communication devices.

We believe X-Stream Access can be used by public safety agencies, defense departments, financial institutions and other public and private organizations. We believe that customers will find X-Stream Access to be secure and easy to deploy with minimal, if any, downtime, and be scalable for unlimited growth depending on the needs of the customer.

The key components of the X-Stream Access hosted interoperability solution are an IP gateway to convert analog signals to digital packets over a secure IP network to route inbound and outbound traffic and WAVE software.

The X-Stream Access IP Network is co-located at the NAP (Network Access Point) of the Americas in Miami, Florida. The network is operational, fully redundant, has unlimited access to bandwidth and is highly secure. The network is managed by us from our corporate offices in Boca Raton, Florida.

We believe that the benefits to prospective customers of X-Stream Access include:

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Minimal initial investment;

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Improvement in group collaboration by allowing personnel to communicate at any time regardless of device;

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Communication one-to-one, one-to-many, many-to-one or many-to-many;

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Management of costs by adding and paying for user groups and devices on a monthly basis;

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Revitalization of existing two-way radio systems, cell phones, standard or IP telephones, PCs, and PDAs regardless of hardware, manufacturer, carrier or frequency bands;

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Scalability to meet growing needs;

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Simplification of communications with a managed service; and

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Improvement in response time in critical situations.

Unless we are able to obtain significant capital or realize a significant increase in our revenues, we will not be able to continue the development of X-Stream Access. In addition, even if we are able to complete the development of X-Stream Access, there can be no assurance that it will operate as designed or that it will generate any meaningful revenues.

Marketing

We intend to market the sale of unified group communication solutions through our Vice President of Sales and Marketing and a sales executive. Our sales executive has been assigned the aviation industry as his target market.

We intend to market X-Stream Access through direct sales and through authorized agents. The proposed agents include radio, cellular telephone, computer and telecommunications suppliers. Our Vice President of Marketing will be responsible for recruiting authorized agents. We have not recruited any agents and there can be no assurance that we will be successful in recruiting any agents.

Competition

The unified group communications industry is extremely competitive. Over the past year, the number companies entering our industry has increased dramatically. Competitive pricing pressures can negatively impact profit margins, if any. Competitors include Cisco Systems, Inc., Tyco Electronics Ltd., Catalyst Communications Technologies, Inc., Telex, Inc., Federal Signal Corporation and MutualLink, Inc. as well as Twisted Pair Solutions and its other resellers and licensees.

These and other potential competitors are generally large and well capitalized and have substantially more experience than we do in our industry.

We expect to face intense competition from traditional telephone companies, wireless companies, cable companies and alternative voice communication providers. We may also face intense competition from cable companies which have added or are planning to add VoIP services or unified group communication services to their existing product lines.

The traditional wireline and wireless telephone service providers and cable companies are substantially larger and better capitalized than we are and have the advantage of a large existing customer base. Because substantially all of our prospective customers are already purchasing communications services from one or more of these providers, our success may be dependent upon, among other things, our ability to attract target customers away from their existing providers. These potential competitors could focus their substantial financial resources to develop competing technology that may be more attractive to potential customers than what we offer.

Our competitors’ financial resources may allow them to offer services at prices below cost or without charge in order to maintain and gain market share or otherwise improve their competitive positions. Our competitors also could use their greater financial resources to offer more attractive service packages that include on-site installation and more robust customer service. In addition, because of the other services our competitors provide, they may choose to offer unified group communication services as part of a bundle that includes other products, such as VoIP telephone service, video, high speed Internet access and wireless telephone service, which we do not and cannot offer. This bundle may enable our competitors to offer unified group communication service at price levels with which we may not be able to compete or to offer functionality that integrates that service with their other offerings, both of which may be more desirable to consumers. Any of these competitive factors could make it difficult or impossible for us to attract and retain customers, cause us to lower our prices in order to compete and reduce our market share and revenues.

There can be no assurance that we will be able to increase our revenues or achieve profitability.

Intellectual Property

Our business is dependent on the intellectual property, some of which we have developed for our software and hardware applications. We do not have any patents, trademarks or trade secret confidentiality agreements. For projects that are in development, we intend to rely on intellectual property rights afforded by trademark and trade secret laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our rights to our technology and other intellectual property. There is no assurance that these procedures and arrangements will be adequate in protecting our intellectual property.

Physical Property

We lease approximately 1,840 square feet for our principal offices in Boca Raton, Florida from an unaffiliated party at a monthly rental of approximately $5,000. The lease, which provides for annual increases of base rent of 3%, expires on June 30, 2011.

We believe that other suitable facilities will be available to us upon the expiration of the lease at comparable rates.

We own computer servers, routers and telephony switches as well as office equipment such as computers, printers and software.

Employees

On March 17, 2008 we had six employees, inclusive of our two executive officers. We also had five consultants, of which three were on a full time and two were on a part time basis.

MANAGEMENT

Executive Officers, Directors and Significant Employee

Set forth below are the name, age, position, and a brief account of the business experience of each of our executive officers and directors. Each of our directors holds office until the next annual meeting of shareholders and until the director’s successor is elected and qualified or until the director’s resignation or removal. Each of our executive officers holds office until the next annual meeting of shareholders.

NAME	AGE	POSITIONS
Larry M. Reid	63	President, Chief Executive Officer, Chief Financial Officer and a director
Michael J, Gutowski	49	Vice President of Sales and Marketing and a director
Carlos A. Barreiro	41	Chief Technical Officer

Larry M. Reid has been a member of our Board of Directors since 1999 and our President since September 2006. He was also our President from 1999 to March, 2005 at which time he became our Executive Vice President and Chief Financial Officer. From December 2001 until September

2005, Mr. Reid was the Chief Financial Officer and a director of Connectivity Inc., which was primarily engaged in the manufacture and distribution of emergency call boxes. In April 2003, Connectivity Inc. was acquired by Arrow Resources Development, Inc. at which time Mr. Reid became the Executive Vice President and a director of that company. Mr. Reid left Arrow Resources Development, Inc. because, notwithstanding the terms of his written employment agreement with Arrow, his salary was not paid. After Mr. Reid left Arrow, he instituted litigation against Arrow Resources Development, Inc. based upon non-payment of his salary. Arrow Resources Development, Inc. asserted counterclaims against Mr. Reid to the effect that Mr. Reid had engaged in fraudulent activities against Arrow Resources Development, Inc. Mr. Reid denied all of Arrow Resources Development, Inc.’s substantive counterclaims. The parties settled the litigation without any admission of wrongdoing by Mr. Reid.

 Michael J. Gutowski has held his present positions with us since March 2005. From November 1999 to December 2002 Mr. Gutowski was the Chief Executive Officer and a director of Connectivity Inc., which was primarily engaged in the manufacture and distribution of emergency call boxes. In April 2003, Connectivity Inc. was acquired by Arrow Resources Development, Inc. at which time Mr. Gutowski became the President, Chief Operating Officer and a director of that company. Mr. Gutowski left Arrow Resources Development, Inc. in September 2004 because, notwithstanding the terms of his written employment agreement with Arrow, his salary was not paid. After Mr. Gutowski left Arrow, he instituted litigation against Arrow Resources Development, Inc. based upon non-payment of his salary. Arrow Resources Development, Inc. asserted counterclaims against Mr. Gutowski to the effect that Mr. Gutowski had engaged in fraudulent activities against Arrow Resources Development, Inc. Mr. Gutowski denied all of Arrow Resources Development, Inc.’s substantive counterclaims. The parties settled the litigation without any admission of wrongdoing by Mr. Gutowski.

Carlos Barreiro has been our Chief Technical Officer since August 2007. From March 2006 to April 2007, Mr. Barreiro was a senior software developer at Baby Universe Inc., an e-commerce retailer of juvenile products. From 2000 to March 2006 he was Senior Software Developer/Project Manager at Voiceware, Inc., a VoIP and telephony switch manufacturer. Voiceware, Inc. filed for bankruptcy in October 2005.

There are no family relationships among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

None of the following events occurred during the past five years that is material to an evaluation of the ability or integrity of any director, person nominated to become a director, executive officer, promoter or control person:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•

Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

Summary Compensation Table

The following table discloses all plan and non-plan compensation awarded to, earned by, or paid to the following for all services rendered in all capacities to us: (a) all individuals serving as our chief executive officer (CEO) or acting in a similar capacity during the fiscal year ended September 30, 2007, regardless of compensation level; (b) our four most highly compensated executive officers other than the CEO who were serving as executive officers at September 30, 2007 and whose total annual salary and bonus, as so determined, was in excess of $100,000; and (c) up to two additional individuals for whom disclosure would have been provided pursuant to (b) of this paragraph but for the fact that the individual was not serving as an executive officer of us at September 30, 2007 and whose total annual salary and bonus, as so determined, was in excess of $100,000 (the “Named Executive Officers”):

		Annual Compensation	Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary and Consulting Fees	Securities Underlying Options (shares of common stock)
Larry M. Reid – President, CEO, Executive Vice President and Chief Financial Officer	2007 2006	$104,000 $104,000	1,000,000 shares 250,000 shares
Steven M. Williams - CEO	2007 2006	-0- $5,000 *	-0- 250,000 shares
Michael J. Gutowski, Vice President of Sales and Marketing	2007 2006	$104,000 $104,000	1,000,000 shares 250,000 shares

_____________

*

We issued 500,000 shares of our common stock to Mr. Williams for services rendered to us during our development stage in lieu of a cash payment of $5,000.

The aggregate amount of any perquisites and other personal benefits, securities or property paid or given by us to any of the Named Executive Officers in any of the fiscal years was less than 10% of the total of annual salary of the respective Named Executive Officer.

During the fiscal year ended September 30, 2007, we did not adjust or amend the exercise price of stock options previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Larry M. Reid and Michael J. Gutowski each presently receive salaries from us of at the rate of $104,000 per year.

Option Grants Table

The following table provides certain information concerning individual grants of stock options made during the fiscal year ended September 30, 2007 to each of the Named Executive Officers:

Option Grants in Fiscal Year Ended September 30, 2007
Individual Grants
Name	Number of Securities Underlying Options (shares of common stock)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
Larry M. Reid	1,000,000	33%	$.275	March 1, 2010
Michael J. Gutowski	1,000,000	33%	$.275	March 1, 2010

We have never granted any stock appreciation rights to the Named Executive Officers and during the fiscal year ended September 30, 2007 we did not reprice any options previously granted to them.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides certain information concerning each exercise of stock options during the fiscal year ended September 30, 2007 by each of the Named Executive Officers and the fiscal year-end value of unexercised options:

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Name	Shares Acquired on Exercise	Value Realized ($)	Number of Shares of Common Stock Underlying Unexercised Options at FY-End (shares of common stock) Exercisable/Unexercisable	Value of Unexercised In-the Money Options/ at Fiscal Year End
Larry M. Reid	-0-	-0-	1,250,000 /-0-	-0-
Michael J. Gutowski	-0-	-0-	1,250,000 /-0-	-0-
Steven M. Williams	-0-	-0-	250,000 /-0-	-0-

An option is considered “in the money” for purposes of the table if its exercise price was lower than $.20, the approximate market value of a share of our common stock on September 30, 2007.

Long-Term Incentive Plans - Awards in Last Fiscal Year

The GlobalTel IP, Inc. 2005 Incentive Equity Plan, or the Plan, was adopted and approved by our Board of Directors and our stockholders in October 2005. The following summary of the Plan is qualified in its entirety by the terms and conditions of the Plan which has been filed as an exhibit to the registration statement of which this prospectus is a part.

The purpose of the Plan is to promote long-term profitability and to enhance value for our stockholders by offering incentives and rewards to our key employees, directors and officers, including those of our subsidiaries, to retain their services and to encourage them to acquire stock ownership in us.

The Plan will terminate in October 2010 unless terminated earlier by our Board of Directors or a committee composed of two or more of members of our Board of Directors to administer the Plan. All references below to the “Board” in connection with the Plan refer to our Board of Directors and any such committee. After termination of the Plan, no future awards may be granted, but previously granted awards shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

The Plan may be amended only by the Board as it deems necessary or appropriate to better achieve the purposes of the Plan, except that no such amendment shall be made without the approval of our stockholders which would increase the number of shares available for issuance in accordance with the Plan.

The Board has the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of us, as defined by the Board, to provide for the acceleration of vesting and for settlement, including cash payment, of an award granted under the Plan upon or immediately before such event is effective. However, the granting of awards under the Plan shall in no way affect our right to adjust, reclassify, reorganize, or otherwise change our capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of our businesses or assets.

The Board is responsible for administering the Plan. The Board has full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. This power includes but is not limited to selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, as well as rules and regulations governing awards under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction of any provision of the Plan or any option or right granted under the Plan and all determinations by the Board in each case shall be final, binding and conclusive with respect to all interested parties.

Subject to adjustment as provided in the Plan, 5,000,000 shares of our common stock, $.001 par value, may be issued to participants under the Plan. On March 17 , 2008, options to purchase an aggregate of 4,900,000 shares of our common stock had been granted under the Plan.

All of our key employees, directors and officers are eligible to receive awards under the Plan as well as those of any entity that is directly or indirectly controlled by us, as determined by the Board.

The period of time within which employees may elect to participate in the plan shall be determined by the Board at the time an award is granted. The purchase price per share shall be not less than 100% of “Current Value” on the date of grant (except if a stock option is granted retroactively in tandem with or as a substitution for a stock appreciation right, the exercise price may be no lower than the exercise price per share for such tandem or replaced stock appreciation right ).

For purposes of the Plan, Current Value of a security shall be determined as follows:

  (a)  If the security is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on NASDAQ or the NASD Bulletin Board, the Current Value of a share or other unit shall be the last reported sale price of such security on such exchange; or

  (b)  If the security is not so listed or admitted to unlisted trading privileges but bid and asked prices are reported by the National Quotation Bureau, Inc. or any successor thereto, the Current Value shall be the average of last reported high bid and low asked prices reported by the National Quotation Bureau, Inc.; or

  (c)  If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the Current Value shall be the book value of a share or other unit as at the end of our immediately prior fiscal quarter determined in accordance with generally accepted accounting principles consistently applied.

The exercise price for a stock option shall be paid in full by the optionee at the time of the exercise in cash or such other method permitted by the Board, including (i) tendering (either actually or by attestation) shares, (ii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to us of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise, or (iii) any combination of the above.

If approved by the Board, the purchase price for shares purchased under the Plan may be paid in cash or a finite number of shares at the option of the employee. Payment must be made at such time as determined by the Board.

The purchase price of securities purchased under the Plan will be received by us and may be used to pay compensation to our affiliates and to reimburse them for amounts advanced by them to us or on our behalf.

Compensation of Directors

We have no arrangements pursuant to which any of our directors were compensated during the fiscal year ended September 30, 2007 or are expected to be compensated in the future for any service provided as a director.

Employment Contracts and Termination of Employment and Change in Control Arrangements.

We have no employment contracts with any of our employees or any compensatory plan or arrangement, including payments to be received from us, with respect to a Named Executive Officer, if such plan or arrangement results or will result from the resignation, retirement or any other termination of such executive officer’s employment with us or from a change in control of us or a change in the Named Executive Officer’s responsibilities following a change-in-control. In addition, we have no termination of employment or change in control arrangements.

Equity Securities Authorized for Issuance With Respect to Incentive Compensation Plan

As of March 17, 2008, 5,000,000 shares of our common stock were authorized for issuance under a compensation plan (including individual compensation arrangements). Pursuant to the plan, we have granted options to purchase 4,900,000 shares at exercise prices between $.22 and $.275 per share, expiring March 1, 2010 and July 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 17, 2008 with respect to any person (including any “group”) who is known to us to be the beneficial owner of more than 5% of any class of our common stock and as to each class of our equity securities beneficially owned by our directors and directors and officers as a group:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)	Approximate Percent of Class
Steven M. Williams 7999 North Federal Highway Boca Raton, FL 33487	7,091,354 (3)	20% (3)
Interactive Media Technologies, Inc. 7999 North Federal Highway Boca Raton, FL 33487	6,841,354	19%
Larry M. Reid 8000 North Federal Highway Boca Raton, FL 33487	3,003,400 (4)	8% (4)
Phantom Telecom, Co. Unit 14-1, Laila Tower Salem Al Mubarek Street Salmiya, Kuwait	4,000,000 (5)	10% (5)
Margherita Colella 4201 N. Ocean Boulevard Boca Raton, FL 33431	2,750,000 (6)	8% (6)
Michael J. Gutowski 7999 North Federal Highway Boca Raton, FL 33487	2,218,500 (7)	6% (7)
Dino Natali 700 Joette Drive Gardnerville, NV 89460	2,000,000 (7)	6%(7)
Officers and directors as a group (2 persons)	5,221,900	14%

(1)

Unless otherwise noted below, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)

For purposes hereof, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

(3)

Includes (a) 6,841,354 shares owned by Interactive Media Technologies, Inc. of which Mr. Williams is the President, Chief Executive Officer and sole member of its Board of Directors and (b) 250,000 shares that can be acquired by Mr. Williams upon exercise of an option. Mr. Williams is the beneficial owner of approximately 24% of IMT’s outstanding voting securities.

(4)

Includes 1,250,000 shares that can be acquired by Mr. Reid upon exercise of options.

(5)

Includes 3,000,000 shares that can be acquired by Phantom Telecom, Co. upon exercise of warrants.

(6)

Includes an aggregate of 750,000 shares held jointly with family members.

(7)

Includes 1,250,000 shares that can be acquired by Mr. Gutowski upon exercise of options.

(8)

Includes 75,000 shares that can be acquired by Mr. Natali upon exercise of warrants.

MARKET FOR COMMON EQUITY AND CERTAIN RELATED STOCKHOLDER MATTERS

Since November 7, 2005, our common stock is principally traded in the over-the-counter market and has been quoted by the Pink Sheets® LLC under the symbol GIPI. The trading market is extremely limited and sporadic and should not be considered to constitute an established trading market. The following table sets forth the range of high and low bid prices for the common stock for the fiscal quarters indicated. The quotations were obtained from the Pink Sheets® LLC.

Quarter Ended	Low	High

December 31, 2005	$.05	$.75
March 31, 2006	$.15	$.40
June 30, 2006	$.21	$.40
September 30, 2006	$.19	$.35
December 31, 2006	$.17	$.19
March 31, 2007	$.15	$.45
June 30, 2007	$.20	$.50
September 30, 2007	$.15	$.35
December 31, 2007	$.15	$.25

All quotes reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

On March 17, 2008, our common stock was held of record by approximately 120 holders.

We have never paid dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings for the operation and expansion of our business. Other than financial ability, we have no legal, contractual or corporate constraints against the payment of dividends. Commitments we may make in the future may, however, contractually limit or prohibit the payment of dividends.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 750,000,000 shares of common stock, $.001 par value, and 200,000,000 shares of preferred stock, no par value. No shares of preferred stock have been issued.

The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights and the common stock is not subject to conversion or redemption.

On March 17, 2008, our directors and executive officers and one other stockholder beneficially owned approximately 34% of our outstanding common shares. These stockholders may be able to effectively determine the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws, and the approval of significant corporate transactions such as a merger or a sale of our assets. In addition, their controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

Control Share Acquisitions

We are subject to the control-share acquisitions provisions of the Florida Business Corporation Act and will continue to be so if (a) we have at least 100 shareholders; (b) have our principal place of business, our principal office, or substantial assets within Florida; and (c) either: (1) more than 10 percent of our shareholders reside in Florida; (2) more than 10 percent of our shares are owned by residents of Florida or (3) 1,000 of our shareholders reside in Florida.

Shares acquired in a “control share acquisition” cannot be voted and become subject to other control-share acquisitions provisions unless the holders of a majority of our voting shares approves the granting of voting rights as to the shares acquired in the control share acquisition. An acquisition of our shares will not be deemed to be a control-share acquisition if it is either (i) approved by our Board of Directors before the acquisition , or (ii) made pursuant to a pursuant to a merger or share exchange in compliance with the applicable provisions of the Florida Business Corporation Act to which we are a party. The foregoing is a summary of the control-share acquisitions provisions of the Florida Business Corporation Act and is subject to certain exceptions and additional provisions.

For purposes of the Florida Business Corporation Act, a “control-share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares.” “Control shares” means shares issued by us that, except for the control-share acquisitions provisions, would have voting power that, when added to all other of our shares owned by a person or which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of our shares in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (2) one-third or more but less than a majority of all voting power or (3) a majority or more of all voting power.

Transfer agent

The transfer agent for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

CERTAIN TRANSACTIONS

Other than as set forth under this caption and elsewhere in this prospectus, since October 1, 2006 there have been no transactions, or are there any proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest and the amount involved in the transaction or a series of similar transactions exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years:

•

Any of our directors or executive officers;

•

Any nominee for election as a director;

•

Any security holder named in this prospectus as beneficially owning more than 5% of our outstanding common stock; and

•

Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the above persons.

In February 2007, IMT agreed to extend our Software Support Agreement, Office Lease Agreement and Co-Location Lease Agreement with IMT for periods of one year each on a month to month basis. We have since terminated those agreements.

In August 2007, pursuant to an Asset Purchase Agreement, IMT purchased certain VoIP assets from us in exchange for forgiveness of $283,966 we then owed to IMT. We had previously paid IMT 7,000,000 shares of our common stock for the assets which we valued at $70,000.

We paid IMT $35,000 for rent pursuant to Office Lease Agreement with IMT under which we leased approximately 1,500 square feet of office space in Boca Raton, Florida from IMT for approximately $3,500 per month. We paid IMT $18,500 pursuant to a Co-Location Lease Agreement under which we leased space for our equipment in Miami, Florida from IMT for $1,850 per month. We paid IMT $105,000 pursuant to a software support agreement with IMT under which IMT provided support for the software we had purchased from IMT that we utilized in our VoIP business. We paid $1,525,365 to IMT for services related to terminating the calls made by our VoIP customers. The charges for the termination services were based upon minutes of usage and were determined by IMT. We believe that the rates that we were charged were competitive with the rates that were then available to us from unaffiliated carriers. The payments described in this paragraph occurred between October 1, 2006 and August 7, 2007.

In September 30, 2007, we transferred $29,175.29 in agent deposits to IMT at the request of the agents.

Between May 2005 and January 2008, Margherita Colella and members of her family purchased 2,750,000 shares of our common stock from us at prices between $.10 and $.20 per share for $350,000.

Between May 2005 and January 2008, Dino Natali purchased 1,425,000 shares of our common stock and warrants for the purchase of 75,000 shares of the our common stock at prices between $.10 and $.20 per share. Mr. Natali paid us $160,000 for the shares and warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options and warrants, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Any of the 1,592,500 shares that we sell upon exercise of the warrants referred to above will be freely tradable without restriction under the Securities Act of 1933 unless acquired by an affiliate of us, as that term is defined in Rule 144 under that Act. See “Plans of Distribution.”

On ________2008, we had outstanding _____ shares of common stock. Of the _____  shares held by persons who are not our affiliates on that date, approximately _____ shares were freely tradable without restriction or further registration under the Securities Act of 1933. In addition, approximately _____ additional shares held by non-affiliates were then eligible to be sold in accordance with Rule 144 under that Act and approximately _____  more shares will be able to be sold within the ensuing twelve month period.

In general, as long as we remain a reporting company under the applicable rules of the SEC and are current in the filing of our reports, Rule 144 allows a stockholder (or stockholders where shares are aggregated), other than an affiliate of us, who has owned shares which have been acquired from us or an affiliate of us at least six months prior to resale and who files a requisite notice with the SEC to sell, commencing on the 91st day subsequent to the date upon which the registration statement of which this prospectus is a part was declared effective by the SEC any or all of those shares. Any shares registered in the registration statement of which this prospectus is a part and which may be acquired by any of our affiliates in accordance with the plan of distribution described below will not be subject to the six month holding period although they cannot be publicly resold by such affiliates for at least ninety days subsequent to the effective date of the registration statement.

If, however, a stockholder (or stockholders where shares are aggregated) has owned shares which have been acquired from us or an affiliate of us at least one year prior to resale and who is not then and has not been an affiliate of us at any time during the immediately preceding three months, the stockholder(s) may sell the shares without complying with any other Rule 144 requirement.

We may file a registration statement with the SEC for shares of our common stock issued or reserved for issuance under our present or future compensatory plans. Any shares registered under that registration statement will be available for sale in the open market.

PLAN OF DISTRIBUTION

The 1,592,500 shares to be offered by us upon exercise of outstanding warrants will be sold directly by us without the payment of any commission. The following table describes the material terms of those warrants.

Number of Shares Underlying Warrants	Exercise Price Per Share	Expiration Date of Warrants
425,000	$0.12	December 31, 2008
387,500	$0.20	December 31, 2008
425,000	$0.22	December 31, 2009
250,000	$0.24	December 31, 2009
105,000	$0.275	December 31, 2010

The exercise prices of the warrants are subject to adjustment in certain cases. The forms of the warrants have been filed as exhibits to the registration statement of which this prospectus is a part. The warrants are immediately exercisable.

We have or will pay for all costs and expenses incident to the registration of the shares offered by the selling stockholders. We will not pay sales or brokerage commissions or underwriter or dealer discounts with respect to sales of the shares offered by the selling stockholders.

Our shares are subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade “penny stock” because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market-makers in such securities is limited. In the event that our shares remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our shares. Because our shares are subject to the ‘penny stock rules,” investors will find it more difficult to dispose of them and the liquidity of the shares, if any, may be significantly diminished. Further, for companies whose securities are quoted on the OTC Bulletin Board or the “Pink Sheets,” it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

INDEMNIFICATION

We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Florida Business Corporation Act. That law generally permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was an officer or director or is or was serving at our request as an officer or director. The indemnity may include expenses (which we may pay in advance of a final disposition), including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful unless the officer or director is adjudged to be liable to us. The indemnification provisions of the Florida Business Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

Insofar as indemnification arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding that primarily involves a claim for damages and the amount involved in such proceeding, exclusive of interest and costs, exceeds 10% of our current assets nor is any of our property the subject of such a pending legal proceeding. We are not aware of any such proceeding that a governmental authority is contemplating.

LEGALITY OF SHARES

The legality of the shares of common stock offered by this prospectus has been passed upon for us by Reisman & Associates, P.A. to the extent set forth in its opinion filed as an exhibit to the registration statement of which this prospectus is a part. An affiliate of such firm beneficially owns 600,000 shares of our common stock.

EXPERTS

The financial statements included in the prospectus have been audited or reviewed by Ribotsky, Levine & Company, CPAs, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We have electronically filed a registration statement on Form SB-2 and amendments thereto on both Forms SB-2 and S-1 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits for complete information. With respect to references made in this prospectus to any contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement and other materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and file periodic reports and other information with the SEC.

We intend to furnish our stockholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGE NO.

Condensed Balance Sheet (Unaudited)-- as of December 31, 2007.............................................F-2

Condensed Statement of Operations (Unaudited)

  For the Three Months Ended December 31, 2006 and 2007.....................................................F-3

Condensed Statements of Cash Flows (Unaudited)

  For the Three Months Ended December 31, 2006 and 2007.....................................................F-4-5

Condensed Statements of Stockholders' Deficit (Unaudited)

  For the Three Months Ended December 31, 2007....................................................................F-6

Notes to Condensed Financial Statements (Unaudited)............................................................... F-7-11

Audited Financial Statements at September 30, 2007:

Notes to Financial Statements......................................................................................................F-16-28

==========================================================================================================

GLOBALTEL IP, INC. AND SUBSIDIARIES
(Unaudited)
Consolidated Balance Sheet
December 31, 2007

ASSETS

Current Assets:
Cash	$ 21,057
Accounts receivable	3,548
Current portion of note receivable	44,935
Inventory	15,546
Prepaid expenses and other current assets	42,033

Total Current Assets	127,119

Property and Equipment, net of
accumulated depreciation of $50,641	189,817

Note receivable, net of current portion	16,001

Total Assets	$ 332,937

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
Accounts payable	$ 96,516
Accrued expenses	65,813
Note payable to related party	12,786

Total Current Liabilities	175,115

Long-Term Liabilities:
Notes payable to stockholders	225,000

Total Long-Term Liabilities	225,000

Total Liabilities	400,115

Stockholders' Equity
Preferred stock - 200,000,000 shares authorized,
no par value, no shares issued or outstanding	-
Common stock - 750,000,000 shares authorized, $.001 par value;
32,260,581 shares issued and outstanding	32,261
Additional paid-in capital	3,145,055
Accumulated (deficit)	(3,244,494)

Total Stockholders' (Deficit)	(67,178)

Total Liabilities and Stockholders' (Deficit)	$ 332,937

The accompanying notes are an integral part of these consolidated financial statements

GLOBALTEL IP, INC. AND SUBSIDIARIES
(Unaudited)
Consolidated Statements of Operations

	For three	For three
	months ended	months ended
	December 31,	December 31,
	2007	2006

Revenue:
Revenue from wholesale VoIP termination services	$ 17,829	$ 468,268
Revenue from sales of equipment and software	182,568	-

Total Revenue	200,397	468,268

Cost of Revenue:
Cost of wholesale VoIP termination services	22,417	368,291
Cost of sales of equipment and software	139,758	-

Total Cost of Revenue	162,175	368,291

Gross Profit	38,222	99,977

Operating Expenses:
Selling expenses	60,238	42,662
Administrative expenses	265,665	182,701
Research and development	66,292	-
Depreciation	14,443	16,391

Total Operating Expenses	406,638	241,754

Loss from Operations	(368,416)	(141,777)

Other (Expense)	(3,162)	(4,469)

Net (Loss)	$ (371,578)	$ (146,246)

(Loss) per Common Share
Basic and fully diluted	$ (0.01)	$ (0.01)

Weighted Average of Shares Outstanding
Basic and fully diluted	30,861,233	22,534,081

The accompanying notes are an integral part of these consolidated financial statements

GLOBALTEL IP, INC. AND SUBSIDIARIES
(Unaudited)
Consolidated Statements of Cash Flows

	For three	For three
	months ended	months ended
	December 31,	December 31,
	2007	2006

NET LOSS	$ (371,578)	$ (146,246)

Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Depreciation	14,443	16,391
Common stock and warrants issued for services	10,000	22,531
Gain on sale of property and equipment	(2,458)	-
(Increase) decrease in assets:
Accounts receivable	10,475	31,960
Inventory	114,635	-
Prepaid expenses and other current assets	(9,610)	(1,532)
Increase (decrease) in liabilities:
Accounts payable	(140,331)	122,186
Accrued expenses	(3,822)	5,915
Deferred revenue	-	(9,674)

Net Cash Provided by (Used in) Operating Activities	(378,246)	41,531

Cash Flows From Investing Activities:
Purchase of property and equipment	(4,372)	(8,883)
Proceeds from sale of property and equipment	17,000	-
Payments received on note receivable	7,064	-

Net Cash Provided by (Used in) Investing Activities	19,692	(8,883)

Cash Flows From Financing Activities:
Repayments of note payable-related party	(2,214)	(283,808)
Proceeds from note payable-related party	-	23,147
Proceeds from notes payable	-	225,000
Proceeds from issuance of common stock	229,000	-

Net Cash Provided by (used in) Financing Activities	226,786	(35,661)

Net (Decrease) in Cash	(131,768)	(3,013)

Cash - Beginning of Period	152,825	19,600

Cash - End of Period	$ 21,057	$ 16,587

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 6,514	$ 4,469

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVIITES:
Note receivable issued as consideration for sale of
property and equipment	$ 68,000	$ -

The accompanying notes are an integral part of these consolidated financial statements

GLOBALTEL IP, INC. AND SUBSIDIARIES

Consolidated Statement of Changes in Stockholders' Equity (Deficit)

			Additional	Stock
	Common Stock		paid-in	Subscription	Accumulated
	Shares	Amount	capital	Receivable	Deficit	Total

BALANCE AT SEPTEMBER 30, 2006	22,301,425	22,301	1,495,082	(10,000)	(1,627,813)	(120,430)

Collection of stock subscription receivable	-	-	-	10,000	-	10,000
Shares issued for cash	7,572,500	7,573	1,312,429	-	-	1,320,002
Shares issued for cancellation of notes payable	250,000	250	49,750	-		50,000
Shares issued for non-employee services	241,656	242	22,289	-	-	22,531
Options and warrants issued for non-employee services	-	-	28,400	-	-	28,400
Net (Loss) year ending September 30, 2007	-	-	-	-	(1,245,103)	(1,245,103)

BALANCE AT SEPTEMBER 30, 2007	30,365,581	$ 30,366	$ ,907,950	$ -	$ (2,872,916)	$ 65,400

Shares issued for cash	1,895,000	1,895	227,105	-	-	229,000
Warrants issued for non-employee services	-	-	10,000	-	-	10,000
Net (Loss) three months ending December 31, 2007	-	-	-	-	(371,578)	(371,578)
BALANCE AT DECEMBER 31, 2007 (Unaudited)	32,260,581	$ 32,261	$3,145,055	$ -	$(3,244,494)	$ (67,178)

The accompanying notes are an integral part of these consolidated financial statements

GLOBALTEL IP, INC. AND SUBSIDARIES

Notes to Unaudited Consolidated Financial Statements

December 31, 2007

NOTE 1   -

ORGANIZATION

GlobalTel IP, Inc. (the “Company”) formerly CNE Industries, Inc., was incorporated in the state of Florida on November 11, 1999. Originally formed as a developer of unique websites, the Company ceased operations in 2002. In 2005, the Company became a provider of Voice Over Internet Protocol (VOIP) services and an authorized re-seller of international pre-paid telecommunication services through Interactive Media Technologies, Inc. (“IMT”), a related party. In August 2007, the Company ceased re-selling international pre-paid telecommunication services and sold back to IMT certain VoIP assets and began to transition its remaining VoIP business into managed operations and development of VoIP related products. The Company also designs, builds and installs unified group communication solutions for public and private enterprises and is developing an Application Service Provider solution for voice interoperability or unified group communications.

In November 2007, the Company formed two wholly-owned subsidiaries, VoiceInterop, Inc. and Gulf Telco, Inc. Both companies are Florida corporations. Neither entity had activity during the three month period ending December 31, 2007.

NOTE 2   -

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements contain the consolidated accounts of GlobalTel IP, Inc., VoiceInterop, Inc. and Gulf Telco, Inc. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

BASIS OF PRESENTATION

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They may not include all information and footnotes required by United States generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there has been no material changes in the information disclosed in the notes to the financial statements for the year ended September 30, 2007 and 2006 included in the Company's Form SB-2/A filed with the SEC. The interim unaudited financial statements should be read in conjunction with those financial statements included in the Form SB-2/A. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal and recurring adjustments have been made. Operating results for the three months ended December 31, 2007 are not necessarily indicative of the results that may be expected for the year ending September 30, 2008.

USE OF ESTIMATES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the reporting period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

ACCOUNTS RECEIVABLE

The Company provides an allowance for uncollectible accounts based upon a periodic review and analysis of outstanding accounts receivable balances. Uncollectible receivables are charged to the allowance when deemed uncollectible. Recoveries of accounts previously written off are used to credit the allowance account in the periods in which the recoveries are made.

LONG-LIVED ASSETS

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-lived assets. If and when such factors, events or circumstances indicate possible impairment to long lived-assets the Company would make an estimate of undiscounted cash flows over the remaining lives of the respective assets in measuring recoverability from future operations.

CONCENTRATION OF CREDIT RISK

The Company currently maintains cash balances at one banking institution. Balances maintained are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. From time to time, the Company has maintained cash balances in excess of federally insured limits.

REVENUE RECOGNITION AND DEFERRED REVENUES

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes sales from telecommunications services as services are provided. Payments are made at the customer’s own discretion, primarily through a web-based payment system. Services consist primarily of VoIP telecommunication measured in units of time and therefore the primary criterion for the recognition of revenues is the usage of time by customers.  Payments received in advance before the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of revenue includes the cost of capacity associated with the revenue recognized within the corresponding time period.

Revenue from the resale of software and equipment utilized in unified group communication solutions is recognized when shipped. Revenue for maintenance and service contracts is deferred as a liability when received and is recognized over the life of the contract.

EARNINGS PER SHARE

Basic income (loss) per common share is calculated using the weighted average number of shares outstanding during the periods reported. Diluted earnings per share include the weighted average effect of all dilutive securities outstanding during the periods presented. Diluted per share loss is the same as basic per share loss when there is a loss from continuing operations. Accordingly, for purposes of dilutive earnings per share, the Company excluded the effect of warrants and options.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and accrued expenses, deferred liabilities and due from related party. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

INCOME TAXES

The Company recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company records valuation allowance to reduce net deferred tax assets to the amount considered more likely than not to be realized. Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

STOCK-BASED COMPENSATION

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company's employee stock options was less than the market price of the underlying common stock on the date of grant. The Company also had adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. In March 2005 the SEC issued SAB No. 107, Share-Based Payment ("SAB 107") which provides guidance regarding the interaction of SFAS 123R and certain SEC rules and regulations. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments" using the modified retrospective transition method. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of each award as of the date of grant or assumption using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company's stock price.

NOTE 3   -

GOING CONCERN

Since inception, the Company has experienced cash flow problems and from time-to-time, has experienced difficulties meeting its obligations as they became due. As reflected in the financial statements, the Company incurred a net loss of $371,578 for the quarter ended December 31,2007 and for the years ended September 30, 2007 and 2006,  the Company incurred  net losses of approximately $1,245,000 and $803,000, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In fiscal year 2007, the Company began its transition from  the business of providing VoIP services directly to agents and resellers to the management of VoIP communication services and to design and install unified group communication solutions for public and private enterprises. The Company is building an Application Service Provider or “Hosted” solution for voice interoperability or unified group communications. These changes and increases in research and development expenses required the Company to rely on equity and debt financing to supplement cash flow from operations. Management believes its new business strategy and anticipated increases in revenue and gross margins will enable it to alleviate some of the liquidity and profitability issues above.

The Company anticipates that for at least the next twelve months it will have to continue to rely on periodic infusions of equity capital and/or substantial credit facilities to meet its financial obligations.

The interim consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

NOTE 4  -

NOTES PAYABLE – RELATED PARTY

The Company has a note payable of $12,786 due to an officer. The note bears interest at 10% per year and matures on March 31, 2008.

NOTE 5  -

NOTES PAYABLE - STOCKHOLDERS

In December 2006, Company issued three convertible debentures totaling $225,000 to three individual stockholders of the Company. The notes bear interest of 10% annually payable at the end of each quarter beginning on December 31, 2006. The notes mature on December 31, 2008, however the Holders of the debentures may, at any time prior to maturity, convert the outstanding principle and interest due, if any, to common stock of the Company at an exercise price of $.75 per share.

NOTE 6   -

EQUITY TRANSACTIONS

Common Stock

During the three months ended December 31, 2007, the Company sold 1,895,000 shares of common stock for cash at share prices ranging from $.10 to $.20 per share.

Warrants Issued to Consultants

During the three months ended December 31, 2007, the Company issued warrants to non-employees to purchase 1,000,000 shares of common stock in exchange for services rendered.

NOTE 7  -

RELATED PARTY TRANSACTIONS

The Company leases it office space from another entity that is also a stockholder. Rent expense paid to the related party was $15,950 for the three months ended December 31, 2007.

NOTE 8 -    SUBSEQUENT EVENTS

Subsequent to December 31, 2007, the Company sold 2,450,000 shares of common stock at share prices ranging from $.10 to $.20 per share.

In January 2008, one of the Company’s subsidiaries, Gulf Telco, Inc., entered into a 10-year “Management Outsource Agreement” with a Kuwait Company, Phantom Telecom, Co. (PTC-Kuwait). The agreement provides the Company the opportunity to receive a percentage of telecommunication services net-revenue generated by PTC-Kuwait and reimbursement for certain designated expenses. The agreement is subject to conditions and requirements imposed by the Ministry of Communications in Kuwait. The Company is obligated to provide staff and technical resources and equipment to fulfill its obligations under the agreement. As consideration to secure long-term exclusive rights under the agreement the Company issued PTC-Kuwait 1,000,000 shares of restricted common stock and a warrant to purchase an additional 3,000,000 shares of the Company’s common stock at an exercise price of $.33 per share. The warrants expire December 31, 2008.

-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

GlobalTel IP, Inc.

Boca Raton, Florida

We have audited the accompanying balance sheet of GlobalTel IP, Inc., a Florida corporation, as of September 30, 2007, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ending September 30, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included the consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GlobalTel IP, Inc., as of September 30, 2007, and the results of its operations and its cash flows for each of the years in the two year period ended September 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has incurred net losses since its inception and has experienced severe liquidity problems. Those conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ribotsky Levine & Company, CPAs

Certified Public Accountants

Miami, Florida

February 4, 2008

GLOBALTEL IP, INC.

Balance Sheet
September 30, 2007

ASSETS

Current Assets:
Cash	$ 152,825
Accounts receivable, net
of allowance for doubtful accounts of $7,200	14,024
Inventory	130,182
Prepaid expenses and other current assets	32,422

Total Current Assets	329,453

Property and Equipment, net	282,429

Total Assets	$ 611,882

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$ 236,847
Accrued expenses	69,635
Note payable to related party	15,000

Total Current Liabilities	321,482

Long-Term Liabilities:
Notes payable to stockholders	225,000

Total Long-Term Liabilities	225,000

Total Liabilities	546,482

Stockholders' Equity
Preferred stock - 200,000,000 shares authorized,
no par value, no shares issued or outstanding	-
Common stock - 750,000,000 shares authorized, $.001 par value;
30,365,581 shares issued and outstanding	30,366
Additional paid-in capital	2,907,950
Accumulated (deficit)	(2,872,916)

Total Stockholders' Equity	65,400

Total Liabilities and Stockholders' Equity	$ 611,882

Attention is directed to the indepentent auditors' report and accompanying notes to thses financial statements.

GLOBALTEL IP, INC.

Statements of Operations
For the Years Ended September 30,

	2007	2006

Revenue:
Revenue from wholesale VoIP termination services	$ 1,636,149	$ 1,806,193
Revenue from sales of equipment and software	138,354	-

Total Revenue	1,774,503	1,806,193

Cost of Revenue:
Cost of wholesale VoIP termination services	1,481,513	1,444,422
Cost of sales of equipment and software	67,947	-

Total Cost of Revenue	1,549,460	1,444,422

Gross Profit	225,043	361,771

Operating Expenses:
Selling expenses	154,975	168,831
Administrative expenses	1,131,338	838,731
Research and development	268,963	113,464
Depreciation	98,173	42,997

Total Operating Expenses	1,653,449	1,164,023

Loss from Operations	(1,428,406)	(802,252)

Other Income (Expense):
Gain from disposition of assets	209,888	-
Interest Expense	(26,585)	(300)
Total Other Income (Expense)	183,303	(300)

Net (Loss)	$ (1,245,103)	$ (802,552)

(Loss) per Common Share
Basic and fully diluted	$ (0.05)	$ (0.04)

Weighted Average of Shares Outstanding
Basic and fully diluted	24,357,069	21,847,873

Attention is directed to the indepentent auditors' report and accompanying notes to thses financial statements.

GLOBALTEL IP, INC.

Statements of Cash Flows
For the Years Ended September 30,

	2007	2006

NET LOSS	$ 1,245,103)	$ (802,552)

Adjustments to reconcile net loss to net cash
(used in) operating activities:
Depreciation	98,173	42,997
Common stock, options and warrants issued for services	50,931	32,700
Change in allowance for doubtful accounts	4,000	3,200
Gain on sale of property and equipment	(209,888)	-
(Increase) decrease in assets:
Accounts receivable	23,215	(41,928)
Inventory	(130,182)	1,673
Prepaid expenses	20,558	(52,981)
Other assets	2,000	(2,000)
Increase (decrease) in liabilities:
Accounts payable	130,717	79,523
Accrued expenses	9,385	24,092
Commissions payable	(10,423)	(426)
Deferred revenue	(75,978)	31,043
Due to related party	-	217,505

Net Cash (Used in) Operating Activities	(1,332,595)	(467,154)

Cash Flows From Investing Activities:
Purchase of property and equipment	(154,182)	(216,431)

Net Cash (Used in) Investing Activities	(154,182)	(216,431)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	1,320,002	590,000
Collection of stock subscription receivable	10,000	-
Proceeds from notes payable	290,000	-

Net Cash Provided by Financing Activities	1,620,002	590,000

Net Increase (Decrease) in Cash	133,225	(93,585)

Cash - Beginning of Period	19,600	113,185

Cash - End of Period	$ 152,825	$ 19,600

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$ 26,585	$ -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Accounts payable forgiven as consideration for
property and equipment with net book value of $66,147	$ 283,966	$ -
Cancellation of notes payable in exchange for
250,000 shares of common stock	$ 50,000	$ -

Attention is directed to the indepentent auditors' report and accompanying notes to thses financial statements.

GLOBALTEL IP, INC.

Statement of Changes in Stockholders' Equity (Deficit)

			Additional	Stock
	Common Stock		paid-in	Subscription	Accumulated
	Shares	Amount	capital	Receivable	Deficit	Total

BALANCE AT OCTOBER 1, 2005	18,073,500	$ 18,073	$ 846,025	$ -	$ (825,261)	$ 38,837

Shares issued for cash	3,625,000	3,625	596,375	(10,000)	-	590,000
Shares issued for assets	102,925	103	20,482	-	-	20,585
Shares issued for non-employee services	500,000	500	4,500	-	-	5,000
Warrants issued for non-employee services	-	-	27,700	-	-	27,700
Net (Loss) year ending September 30, 2006	-	-	-	-	(802,552)	(802,552)

BALANCE AT SEPTEMBER 30, 2006	22,301,425	22,301	1,495,082	(10,000)	(1,627,813)	(120,430)

Collection of stock subscription receivable	-	-	-	10,000	-	10,000
Shares issued for cash	7,572,500	7,573	1,312,429	-	-	1,320,002
Shares issued for cancellation of notes payable	250,000	250	49,750	-		50,000
Shares issued for non-employee services	241,656	242	22,289	-	-	22,531
Warrants and options issued for non-employee services	-	-	28,400	-	-	28,400
Net (Loss) year ending September 30, 2007	-	-	-	-	(1,245,103)	(1,245,103)

BALANCE AT SEPTEMBER 30, 2007	30,365,581	$ 30,366	$ 2 ,907,950	$ -	$(2,872,916)	$ 65,400

Attention is directed to the indepentent auditors' report and accompanying notes to thses financial statements.

GLOBALTEL IP, INC.

Notes to Financial Statements

September 30, 2007 and 2006

NOTE 1 -ORGANIZATION, CAPITALIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

GlobalTel IP, Inc. (the “Company”) formerly CNE Industries, Inc., was incorporated in the state of Florida on November 11, 1999. Originally formed as a developer of unique websites, the Company ceased operations in 2002. In 2005, the Company became a provider of Voice Over Internet Protocol (VOIP) services and an authorized re-seller of international pre-paid telecommunication services through Interactive Media Technologies, Inc. (“IMT”), a related party. In August 2007, the Company ceased re-selling international pre-paid telecommunication services and sold back to IMT certain VoIP assets and began to transition its remaining VoIP business into managed operations and development of VoIP related products. The Company also designs, builds and installs unified group communication solutions for public and private enterprises and is developing an Application Service Provider solution for voice interoperability or unified group communications.

USE OF ESTIMATES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and operations for the reporting period. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

CASH AND CASH EQUIVALENTS

For financial statement purposes, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company did not own any cash equivalents at September 30, 2007 or 2006.

ACCOUNTS RECEIVABLE

The Company provides an allowance for uncollectible accounts based upon a periodic review and analysis of outstanding accounts receivable balances. Uncollectible receivables are charged to the allowance when deemed uncollectible. Recoveries of accounts previously written off are used to credit the allowance account in the periods in which the recoveries are made. The Company provided an allowance for doubtful accounts of $7,200 for the year ending September 30, 2007.

LONG-LIVED ASSETS

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of long-lived assets. If and when such factors, events or circumstances indicate possible impairment to long lived-assets the Company would make an estimate of undiscounted cash flows over the remaining lives of the respective assets in measuring recoverability from future operations.

CONCENTRATION OF CREDIT RISK

The Company currently maintains cash balances at one banking institution. Balances maintained are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. From time to time, the Company maintained cash balances in excess of federally insured limits. At September 30, 2007, cash balances in excess of insured FDIC limits totaled $52,825.

MAJOR SUPPLIER

During 2007 and 2006 the Company’s VoIP services business relied primarily on one major supplier (IMT, a related party). During the years ended September 30, 2007 and 2006 IMT represented approximately 90% and 95% respectively of total carrier costs for VOIP services.

RESEARCH AND DEVELOPMENT COSTS

The Company expenses research and development costs as incurred.  For the years ended September 30, 2007 and 2006 the Company had $268,963 and $113,464 in R&D expenditures, respectively.

COMPREHENSIVE INCOME

Statement of financial accounting standards No. 130, Reporting comprehensive income (SFAS No. 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity, except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in financial statements that are displayed with the same prominence as other financial statements. The Company had no comprehensive income during the years ended September 30, 2007 and 2006.

REVENUE RECOGNITION AND DEFERRED REVENUES

The Company's revenue recognition policies are in compliance with Staff accounting bulletin (SAB) 104. The Company recognizes sales from telecommunications services as services are provided. Payments are made at the customer’s own discretion, primarily through a web-based payment system. Services consist primarily of VoIP telecommunication measured in units of time and therefore the primary criterion for the recognition of revenues is the usage of time by customers.  Payments received in advance before the relevant criteria for revenue recognition are satisfied are recorded as deferred revenue. Cost of revenue includes the cost of capacity associated with the revenue recognized within the corresponding time period.

Revenue from the resale of software and equipment utilized in unified group communication solutions is recognized when shipped. Revenue for maintenance and service contracts is deferred as a liability when received and is recognized over the life of the contract.

EARNINGS PER SHARE

Basic income (loss) per common share is calculated using the weighted average number of shares outstanding during the periods reported. Diluted earnings per share include the weighted average effect of all dilutive securities outstanding during the periods presented. Diluted per share loss is the same as basic per share loss when there is a loss from continuing operations. Accordingly, for purposes of dilutive earnings per share, the Company excluded the effect of warrants and options as of September 30, 2007 and 2006 for 7,502,500 and 2,312,500 shares, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, accrued expenses and notes payable. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

INVENTORY

Inventory consists of components held for assembly and finished goods held for resale or to be utilized for installation in projects. Inventory is valued at lower of cost or market on a first-In, first-out basis.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. For financial statement purposes depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the asset.

Expenditures for replacements, maintenance and repairs that do not extend the lives of the respective assets are charged to expense as incurred. When assets are retired, sold or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are recognized.

INCOME TAXES

The Company recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a tax rate change on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company records valuation allowance to reduce net deferred tax assets to the amount considered more likely than not to be realized. Changes in estimates of future taxable income can materially change the amount of such valuation allowances.

STOCK-BASED COMPENSATION

Prior to January 1, 2006, the Company accounted for stock-based awards under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" using the intrinsic value method of accounting, under which compensation expense was only recognized if the exercise price of the Company's employee stock options was less than the market price of the underlying common stock on the date of grant. The Company also had adopted the disclosure-only alternative of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123") and SFAS No. 148, Accounting for Stock-Based Compensation -- Transition and Disclosure. In March 2005 the SEC issued SAB No. 107, Share-Based Payment ("SAB 107") which provides guidance regarding the interaction of SFAS 123R and certain SEC rules and regulations. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R "Share Based Payments" using the modified retrospective transition method. SFAS 123R requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense ratably over the requisite service periods. The Company has estimated the fair value of each award as of the date of grant or assumption using the Black-Scholes option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and that are freely transferable. The Black-Scholes option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company's stock price.

COMPENSATED ABSENCES

The Company does not accrue for compensated absences and recognizes the costs of compensated absences when actually paid to employees. Accordingly, no liability for such absences has been recorded in the accompanying financial statements. Management believes the effect of this policy is not material to the accompanying financial statements.

ADVERTISING COSTS

Advertising costs are expensed as incurred. The Company had advertising costs of $30,844 during the year ended September 30, 2007 and $22,279 during the year ended September 30, 2006.

NOTE 2 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 157

In September 2006, the Financial Accounting Standards Board issue Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.

Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS no. 157 is effective for financial statements issued for fiscal years beginning after November 15,2007n and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

SFAS No. 156

In March 2006 FASB issued SFAS 156 ‘Accounting for Servicing of Financial Assets’ this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. Management believes that this statement will not have a significant impact on the financial statement for the fiscal year that ends September 30, 2007, the first period which corresponds to the Company’s adoption of this Statement.

SFAS No. 155

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006.

FASB No. 48

In June 2006, the Financial Accounting Standards Board issue FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – and interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax-return. FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Fin 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

NOTE 3 - GOING CONCERN

During the years ended September 30, 2007 and 2006, and since inception, the Company has experienced cash flow problems. From time-to-time, the Company has experienced difficulties meeting its obligations as they became due. As reflected in the financial statements, the Company incurred net losses of approximately $1,245,000 and $803,000 for the years ended September 30, 2007 and 2006, respectively. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In fiscal year 2007, the Company began its transition from  the business of providing VoIP services directly to agents and resellers to the management of VoIP communication services and to design and install unified group communication solutions for public and private enterprises. The Company is building an Application Service Provider or “Hosted” solution for voice interoperability or unified group communications. These changes and increases in research and development expenses required the Company to rely on equity and debt financing to supplement cash flow from operations. Management believes its new business strategy and anticipated increases in revenue and gross margins will enable it to alleviate some of the liquidity and profitability issues above.

The Company anticipates that for at least the next twelve months it will have to continue to rely on periodic infusions of equity capital and/or substantial credit facilities to meet its financial obligations.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classifications of liabilities that might be necessary should the Company be unable to continue its existence.

NOTE 4 -PROPERTY AND EQUIPMENT

The Company’s property and equipment as of September 30, 2007 consists of the following:

		ESTIMATED
		USEFUL LIFE
	2007	(IN YEARS)

Software	$ 210,283	4
Network equipment	89,050	4
VoIP equipment and software	46,086	5
Office equipment and furniture	24,998	5
	370,417

Less accumulated depreciation	(87,988)

Net property and equipment	$ 282,429

Depreciation expense totaled $98,173 and $42,997 for the years ended September 30, 2007 and 2006, respectively.

NOTE 5 - DEFERRED INCOME TAXES

The tax effects of temporary differences that give rise to deferred tax assets consist of net operating loss carry-forwards. A reconciliation of the statutory U.S. Federal rate and the effective rate is as follows:

Year Ended September 30,	2007	2006
Statutory U.S. Federal Rate	35%	35%
State Income Taxes – net of federal benefit	4.5%	4.5%
	39.5%	39.5%

For Federal income tax purposes, the Company’s net operating losses available to offset future taxable income of approximately $2,873,000, subject to limitations, expire at various times through 2026. Net deferred income tax asset as of September 30, 2007 and 2006 consists of the following:

	2007	2006

Deferred income tax asset arising from	$1,135,000	$ 652,000
net operating loss carry-forward

Less valuation allowance	(1,135,000)	(652,000)

Net deferred tax asset	$ -	$ -

NOTE 6 - NOTES PAYABLE – RELATED PARTY

The Company has a note payable of $15,000 due to an officer. The note bears interest at 10% per year and matures March 31, 2008.

NOTE 7 - NOTES PAYABLE  - STOCKHOLDERS

In December 2006, the Company issued three convertible debentures totaling $225,000 to three individual stockholders of the Company. The notes bear interest of 10% annually payable at the end of each quarter. The notes mature on December 31, 2008, however the holders of the debentures may, at any time prior to maturity, convert the outstanding principle and interest due, if any, on the notes to common stock of the Company at an exercise price of $.75 per share.

NOTE 8 - EQUITY TRANSACTIONS

Common Stock

During the year ended September 30, 2007, the Company sold 7,372,500 shares of common stock for cash at share prices ranging from $.10 to $.20 per share. In addition, the Company issued 241,656 to seven individuals for services rendered during the year valued at $22,531.

During the year ended September 30, 2006, the Company sold 3,625,000 shares of common stock for cash at share prices ranging from $.10 to $.20 per share. A total of 500,000 shares were issued for services to non-employees.

Stock Options

During the year ended September 30, 2005 the Company adopted the GlobalTel IP, Inc. 2005 Incentive Equity Plan (the “Plan”) allocating up to five million shares of the Company’s common stock to offer incentives to key employees, contractors, directors and officers. On July 18, 2007, the Board of Directors, pursuant to the Plan, granted 3,050,000 options to 4 employees (including 2 officers and directors), and 2 consultants at an exercise price of $.275. The 2,000,000 options issued to the 2 officers and directors vest upon issuance and expire on July 31, 2012. Of the remaining 1,050,000 options, 525,000 vest upon issuance and the remaining 525,000 one year from date of issuance and expire on July 12, 2012.

The following table summarizes the number of outstanding options with their corresponding contractual life, as well as the exerciseable weighted average (WA) outstanding exercise price, and number of vested options with the corresponding exercise price by price range.

	Outstanding			Exerciseable
Range	Outstanding Options	Remaining Contractual Life	WA Outstanding Exercise Price	Vested Options	WA Vested Exercise Price
$0.22 - $0.275	4,900,000	2 - 5 years	$0.254	4,375,000	$0.252

The following table summarizes information about stock options outstanding at September 30, 2007.

	Stock Options
	Shares	Wtd. Avg. Exercise Price
Outstanding at September 30, 2005	--	--
Granted	1,850,000	$0.22
Exercised	--	--
Expired/Canceled	--	--
Outstanding at September 30, 2006	1,850,000	$0.22
Granted	3,050,000	$0.275
Exercised	--	--
Expired/Canceled	--	--
Outstanding at September 30, 2007	4,900,000	$0.254

No options were exercised or cancelled during the year ended September 30, 2007.

Under the provisions of FAS 123(R), the fair value of the stock option grants were estimated on the date of the grant using the Black Scholes Merton Option pricing model with the following assumptions: For the year ended September 30, 2007 – risk-free interest rate of 4.35%; expected dividend yield of 0%; expected life of 1 year; expected volatility of 20%. For the year ended September 30, 2006 – risk-free interest rate of 5.50%; expected dividend yield of 0%; expected life of 1 year; expected volatility of 20%. The fair value of the options and resulting compensation expense for the rewards were $2,920 and $5,049 for the years ended September 30, 2007 and 2006, respectively.

Convertible Debentures Issued to Shareholders

During the year ended September 30, 2007 the Company issued convertible debentures to three shareholders which entitles them to convert their notes into approximately 300,000 shares of the Company’s common stock.

Warrants Issued to Consultants

During the year ended September 30, 2007 the Company issued warrants to non-employees to purchase 1,790,000 shares of common stock in exchange for services rendered as follows:

	# of		Exercise
Date	Warrants	Value	Price	Expiring
03/28/07	425,000	$ 4,250	$ 0.22	12/31/09
06/04/07	250,000	$ 2,500	$ 0.25	12/31/09
07/18/07	315,000	$ 3,150	$ 0.28	12/31/10
09/28/07	800,000	$ 8,000	$ 0.28	12/31/12

During the year ended September 30, 2006 the Company issued warrants to non-employees to purchase 462,500 shares of common stock in exchange for services rendered as follows:

	# of		Exercise
Date	Warrants	Value	Price	Expiring
11/30/05	125,000	$ 1,250	$ 0.12	12/31/08
11/30/05	25,000	$ 250	$ 0.20	12/31/08
12/31/05	200,000	$ 2,000	$ 0.20	12/31/08
6/13/06	112,500	$ 1,125	$ 0.22	12/31/08

During the year ended September 30, 2007 the Board of Directors extended the expiration date of 425,000 warrants from December 31, 2007 to December 31, 2008. No warrants were exercised or cancelled during the year ended September 30, 2007.

The Company accounted for these transactions pursuant to FASB 123(R) and EITF 96-18. Costs are measured at the estimated fair market value of the consideration received or equities issued which ever is more readily determinable. Accordingly, due to the lack of marketability of its equities at the time the warrants and shares were issued, the Company valued these transactions at the estimated value of the services received.

NOTE 9 - RELATED PARTY TRANSACTIONS

In August 2007, the Company sold certain VoIP assets back to Interactive Media Technologies, Inc., (“IMT”) an affiliate and shareholder of the Company. The net book value of the assets at the time of the sale was $66,147.  In exchange for the assets IMT forgave accounts payable in the amount of $283,966 due to IMT by the Company, cancelled a software support agreement, a collocation agreement and terminated its month to month office lease agreement. Expenses incurred completing the sale totaled approximately $8,000. As a result of the sale and related costs the Company realized a gain from the disposition of these assets of $209,888.

NOTE 10 - OBLIGATIONS UNDER OPERATING LEASES

The Company leases approximately 1,840 square feet for our principal offices in Boca Raton, Florida from a related party at a monthly rental of approximately $5,000. The lease, which provides for annual increases of base rent of 3%, expires on June 30, 2011.

Rental expense incurred during the years ended September 30, 2007 and 2006 was $33,700 and $32,700, respectively. Future lease commitments are as follows for the year ended September 30, 2007:

2008

$ 60,087

2009

$ 61,890

2010

$ 63,747

2011

$ 48,878

              $234,602

            =========

NOTE 11 -REGULATORY MATTERS

The telecommunications industry is subject to federal, state and local regulations. Additionally, the Company operates in several foreign countries. Any change in those regulations or enforcement of those regulations could impact the Company’s future ability to continue its current operations.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to year-end, the Company sold 1,895,000 shares of common stock for cash at share prices ranging from $.10 to $.20 per share.

Under the terms of an Asset Purchase Agreement the Company sold additional VoIP asset to a third party. The net book value of the assets sold was $81,403. The Company received $17,000 in cash and a Secured Promissory Note for $68,000. The term of the note is 18 months, bears interest at 10%, and requires monthly payments of $4,084.

In November 2007, the Company formed two wholly-owned subsidiaries, VoiceInterop, Inc. and Gulf Telco, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant had agreed to indemnify its executive officers and directors the fullest extent permitted by the Florida Business Corporation Act. That Act permits the registrant to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the registrant or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as an officer or director. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The registrant may indemnify officers and directors in an action by the Registrant or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the registrant. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the registrant must indemnify him against the expenses which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

ITEM 25.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses to be paid by the registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee are estimates.

Securities and Exchange Commission

registration fee

$  13.58

Printing and engraving

$  1,250

Accounting and auditing fees and expenses

$25,000

Legal fees and expenses

$70,000

Blue sky fees and expenses

$    500

Transfer agent fees

$    250

Miscellaneous

$ 4,000

---------

Total.............................................

$101,013.58

=========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

From June 2005 to September 2005, the registrant sold an aggregate of 3,260,000 shares of common stock to 15 private investors and warrants to purchase 50,000 shares to one private investor for an aggregate of $326,000. The warrants are exercisable at $.20 per share and expire on July 12, 2007.

In March 2006, in consideration for consulting services, the registrant issued options for the purchase of 250,000, 150,000 and 150,000 shares of its common stock each to Amar Behura, Sudhir Kumar and Mamata Tripathy at $.22 per share. The options expire in February 2010.

In June 2005, the registrant issued 25,000 shares of its common stock to Dominic Albi for financial advisory services.

In September 2005, the registrant issued 968,500 shares of its common stock to Michael J. Gutowski for consulting services and 200,000 shares of its common stock to Jonathan B. Reisman for legal services.

From July 2005 to June 2006, the registrant issued warrants to Dominic Albi to purchase 425,000 shares of its common stock at $.12 per share and 112,500 shares of its common stock at $.22 per share as partial consideration for introducing certain private investors to the registrant. The warrants expire on December 31, 2008.

In November 2005, the registrant sold an aggregate of 1,250,000 shares of its common stock and warrants to purchase 25,000 shares of its common stock to three private investors for $125,000. The warrants are exercisable at $.20 per share and expire on December 31, 2008.

In December 2005, the registrant issued 500,000 shares of its common stock to Steven M. Williams as payment for his salary of $5,000.

In December 2005, the registrant issued warrants for the purchase of an aggregate of 200,000 shares of common stock to two financial advisors for services rendered. The warrants are exercisable at $.20 per share and expire on December 31, 2008.

In January and February 2006, the registrant sold an aggregate of 875,000 shares of its common stock to five private investors for $175,000.

In March 2006, pursuant to a second Asset Purchase Agreement with IMT, the registrant issued 102,925 shares of its common stock to IMT. The assets purchased consisted of hardware which the registrant valued at $20,585.

In April and June 2006, the registrant sold an aggregate of 1,500,000 shares of its common stock to two private investors for $300,000.

From October to December 2006, the registrant issued its convertible debentures in the aggregate amount of $225,000 to three private investors for an aggregate of $225,000. The debentures mature on December 31, 2008, bear interest at the annual rate of 10% and are convertible into the registrant’s common stock at $.75 per share, subject to adjustment as provided in the debentures.

During the three months ended December 31, 2006, the registrant issued an aggregate of 232,656 shares of its common stock to four individuals for consulting and professional services totaling $22,531, the estimated value for the services received.

In February and March 2007, the registrant sold an aggregate of 1,050,000 shares of its common stock to five private investors for $210,000.

In March 2007, the registrant issued warrants to its financial advisor and consultant to purchase 425,000 shares of its common stock at $.22 per share. The warrants expire on December 31, 2009.

In April, May and June 2007, the registrant sold 3,062,500 shares of its common stock to 13 private investors for $612,500.

In June 2007, the registrant issued 9,000 shares of common stock to the three members of its advisory board for attendance at meetings.

From July through September 2007, the registrant sold 3,255,000 shares of its common stock to 11 private investors at prices of $.10 and $.20 per share for $451,000.

In July 2007, the registrant issued warrants for the purchase of an aggregate of 315,000 shares of its common stock at $.275 per share to three members of its advisory board for services rendered. The warrants expire on December 31, 2010 and are exercisable on a cashless basis.

In September 2007, the registrant issued warrants for the purchase of an aggregate of 800,000 shares of its common stock to four individuals at $.275 per share for services rendered. The warrants expire on December 31, 2012 and are exercisable on a cashless basis.

In December 2008, the registrant issued warrants for the purchase of an aggregate of 1,000,000 shares of its common stock at $.275 per share to three individuals for services rendered. The warrants expire on December 31, 2011.

From October 2007 through January 2008, the registrant sold 3,845,000 shares of its common stock to nine private investors at prices of $.10 and $.20 per share for $424,000.

In January 2008, the registrant issued 1,000,000 shares of its common stock and warrants for the purchase of 3,000,000 shares of its common stock at $.33 per share to a Kuwaiti corporation in connection with a management outsource agreement. The warrants expire on December 31, 2008.

There were no principal underwriters.

The registrant claimed exemption from the registration provisions of the Securities Act of 1933 with respect to the securities pursuant to Section 4(2) thereof inasmuch as no public offering was involved. The shares were not offered or sold by means of: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising, or (iii) any other form of general solicitation or advertising and the purchases were made for investment and not with a view to distribution. Each of the purchasers was, at the time of the purchaser’s respective purchase, an accredited investor, as that term is defined in Regulation D under the Securities Act of 1933, and had access to sufficient information concerning the registrant and the offering.

ITEM 27.  EXHIBITS.

3.01

Articles of Incorporation.(1)

3.02

Articles of Amendment to Articles of Incorporation filed March 12, 2001.(1)

3.03

Articles of Amendment to Articles of Incorporation filed October 4, 2004.(1)

3.04

Articles of Amendment to Articles of Incorporation filed March 31, 2005.(1)

3.05

Bylaws. (1)

4.01

Form of Specimen Stock Certificate for the registrant’s Common Stock. (1)

4.02

GlobalTel IP, Inc. 2005 Incentive Equity Plan. (1)

4.03

Form of option issued pursuant to GlobalTel, Inc. 2005 Incentive Equity Plan.(1)

4.04

Convertible Debenture in the principal amount of $100,000 issued to Judith Holding Ltd. (2)

4.05

Convertible Debenture in the principal amount of $100,000 issued to Josephine and Santo Sciarrino. (2)

4.06

Convertible Debenture in the principal amount of $25,000 issued to James Drew. (2)

5.01

Opinion of Reisman & Associates, P.A. regarding legality of securities being registered. (5)

10.01

Asset Purchase Agreement of March 8, 2006 by and between Interactive Media Technologies, Inc. and the registrant. (1)

10.02

Software Support Agreement of March 1, 2006 by and between Interactive Media Technologies, Inc. and the registrant and related Software Support Order. (1)

10.03

Co-Location Lease Agreement of March 1, 2006 by and between Interactive Media Technologies, Inc. and the registrant. (1)

10.04

Office Lease Agreement of April 1, 2006 by and between Interactive Media Technologies, Inc. and the registrant. (1)

10.05

Management Agreement as of June 16, 2006 by and between the registrant and Tremont Ventures, LLC. (1)

10.6

Consulting Agreement as of March 1, 2006 by and between the registrant and Cofrec, Inc. (2)

10.7

Consulting Agreement as of March 1, 2006 by and between the registrant and Mamata Tripathy. (2)

10.8

Consulting Agreement as of March 1, 2006 by and between the registrant and Amar Behura. (2)

10.09

Consulting Agreement as of March 1, 2006 by and between the registrant and Sudhir Kumar. (2)

10.10

Application Service Provider License Agreement between Twisted Pair Solutions, Inc. and the registrant of August 6, 2006, as amended. (4) (6)

10.11

Agreement of February 27, 2007 by and between Interactive Media Technologies, Inc. and the registrant. (2)

10.12

Authorized Reseller Agreement between Twisted Pair Solutions, Inc. and the registrant of May 10, 2006. (4) (6)

10.13

Consulting Agreement of June 1, 2007 MANNetworks LLC and the registrant. (4)

10.14

Agreement of June 6, 2007 between Tremont Ventures LLC and the registrant. (3)

10.15

Lease Agreement of July 1, 2007 between BGNP Associates, LLC and the Registrant. (3)

10.16

Warrants issued to Dominick Albi, Joseph Conti, Joseph Giuliano and Dino Natali. (4)

10.17

Consultant Services Agreement of July 25, 2007 between John Boteler and the registrant. (4)

10.18

Asset Purchase Agreement of August 6, 2007 by and between Interactive Media Technologies, Inc. and the registrant. (4)

10.19

Consultant Services Agreement of August 9, 2007 between True North Consulting, Inc. and the registrant. (4)

10.20

Asset Purchase Agreement of October 11, 2007 between Sipcom, Corp. and the registrant. (4)

10.21

Consultant Services Agreement of October 22, 2007 between CES Technologies, Inc. and VoiceInterop Inc. (4)

10.22

Consulting Agreement of December 1, 2007 between Dolin International Trade and Capital LLC and the registrant. (4)

10.23

Consulting Services Agreement of January 14, 2008 between Bruno Riegl and the registrant. (4).

10.24

Management Outsource Agreement of January 22, 2008 between Phantom Telecom, Co. and Gulf Telco, Inc. (4)

23.01

Consent of Reisman & Associates, P.A. The consent of Reisman & Associates, P.A. is set forth in Exhibit 5.01. (5)

23.02

Consent of Ribotsky, Levine & Company. (4)

_________________

(1)

Filed as an exhibit to the registrant’s registration statement on Form SB-2 and hereby incorporated by reference.

(2)

Filed as an exhibit to Amendment No. 2 to the registrant’s registration statement on Form SB-2 and hereby incorporated by reference.

(3)

Filed as an exhibit to Amendment No. 4 to the registrant’s registration statement on Form SB-2 and hereby incorporated by reference.

(4)

Filed herewith.

(5)

To be filed by amendment.

(6)

Portions of the exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 28.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) except as otherwise permitted by Item 512 (a)(1)(ii) of Regulation S-B, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on the 17th day of March, 2008.

GlobalTel IP, Inc.

/s/       Larry M. Reid

By: Larry M. Reid, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Larry M. Reid Larry M. Reid	Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director	March 17, 2008
/s/ Michael J. Gutowski_ Michael J. Gutowski	Director	March 17, 2008